                               STOCK PURCHASE AGREEMENT

                                        AMONG

                                ALLIANCE IMAGING, INC.

                                         AND

                                  US DIAGNOSTIC INC.

                              MEDICAL DIAGNOSTICS, INC.

                              DATED AS OF MARCH 30, 1998







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                                  TABLE OF CONTENTS


                                                                           PAGE

ARTICLE I  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . .4
     2.1   Purchase and Sale of the Shares . . . . . . . . . . . . . . . . .4
     2.2   Share Consideration . . . . . . . . . . . . . . . . . . . . . . .4
     2.3   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.4   Deliveries by Stockholder . . . . . . . . . . . . . . . . . . . .5
     2.5   Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . . .5
     2.6   Post-Closing Adjustment . . . . . . . . . . . . . . . . . . . . .6
           (a)  Preparation of Preliminary Statement of Working Capital. . .6
           (b)  Review of Preliminary Closing Balance Sheet. . . . . . . . .6
           (c)  Disputes . . . . . . . . . . . . . . . . . . . . . . . . . .6
           (d)  Final Statement of Working Capital . . . . . . . . . . . . .7
           (e)  Adjustment to the Purchase Price . . . . . . . . . . . . . .7
           (f)  Payment. . . . . . . . . . . . . . . . . . . . . . . . . . .7

ARTICLE III    Representations and Warranties of Buyer . . . . . . . . . . .8
     3.1   Organization; Authority . . . . . . . . . . . . . . . . . . . . .8
     3.2   Authorization, Enforceability . . . . . . . . . . . . . . . . . .8
     3.3   No Violation or Conflict. . . . . . . . . . . . . . . . . . . . .8
     3.4   Consent of Governmental Authorities . . . . . . . . . . . . . . .8
     3.5   Legal Proceeding. . . . . . . . . . . . . . . . . . . . . . . . .9
     3.6   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.7   Investment Intent . . . . . . . . . . . . . . . . . . . . . . . .9
     3.8   Availability of Funds . . . . . . . . . . . . . . . . . . . . . .9
     3.9   Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . .9

ARTICLE IV Representations and Warranties of Stockholder . . . . . . . . . .9
     4.1   Organization; Authority Foreign Qualification . . . . . . . . . .9
     4.2   Authorization; Enforceability . . . . . . . . . . . . . . . . . 10
     4.3   No Violation or Conflict. . . . . . . . . . . . . . . . . . . . 10
     4.4   Consent of Governmental Authorities . . . . . . . . . . . . . . 10
     4.5   Health Care Providers . . . . . . . . . . . . . . . . . . . . . 11
     4.6   Financial Statements. . . . . . . . . . . . . . . . . . . . . . 11
     4.7   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . 11
     4.8   Legal Proceeding. . . . . . . . . . . . . . . . . . . . . . . . 12
     4.9   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.10  Absence of Material Adverse Changes . . . . . . . . . . . . . . 12
     4.11  Transactions with Affiliates. . . . . . . . . . . . . . . . . . 12
     4.12  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . 12


                                       -i-

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     4.13  Rights, Warrants, Options . . . . . . . . . . . . . . . . . . . 13
     4.14  Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
           (a)  Real and Tangible Personal Property. . . . . . . . . . . . 13
           (b)  Intellectual Property Rights . . . . . . . . . . . . . . . 14
     4.15  Governmental Authorizations . . . . . . . . . . . . . . . . . . 14
     4.16  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.17  Employment Matters. . . . . . . . . . . . . . . . . . . . . . . 15
           (a)  Labor Unions . . . . . . . . . . . . . . . . . . . . . . . 15
           (b)  Employment Policies. . . . . . . . . . . . . . . . . . . . 15
           (c)  Employment Agreements. . . . . . . . . . . . . . . . . . . 15
           (d)  Employee Benefit Plans . . . . . . . . . . . . . . . . . . 15
     4.18  Material Agreements . . . . . . . . . . . . . . . . . . . . . . 17
     4.19  List of Accounts. . . . . . . . . . . . . . . . . . . . . . . . 17
     4.20  Major Customers . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.21  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.22  Guarantees: Powers of Attorney. . . . . . . . . . . . . . . . . 18
     4.23  Environmental Matters . . . . . . . . . . . . . . . . . . . . . 18
           (a)  Definitions. . . . . . . . . . . . . . . . . . . . . . . . 18
           (b)  Environmental Status . . . . . . . . . . . . . . . . . . . 19
     4.24  1997 Merger Agreement . . . . . . . . . . . . . . . . . . . . . 20
     4.25  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.26  Certain Additional Regulatory Matters . . . . . . . . . . . . . 20
     4.27  Medicare/Medicaid Participation . . . . . . . . . . . . . . . . 21
     4.28  Physician Relationships . . . . . . . . . . . . . . . . . . . . 22
     4.29  Other Hospital Relationships. . . . . . . . . . . . . . . . . . 22

ARTICLE V  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.1   Interim Operations of MDI . . . . . . . . . . . . . . . . . . . 23
     5.2   Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     5.3   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . 24
     5.4   Notification. . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.5   Consent of Governmental Authorities and Others. . . . . . . . . 25
     5.6   Acquisition Proposals; No Solicitation. . . . . . . . . . . . . 26
     5.7   Commercially Reasonable Efforts . . . . . . . . . . . . . . . . 26
     5.8   Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     5.9   Intercompany Receivables. . . . . . . . . . . . . . . . . . . . 26
     5.10  Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     5.11  Insurance Matters . . . . . . . . . . . . . . . . . . . . . . . 27
     5.12  Confidentiality Arrangements. . . . . . . . . . . . . . . . . . 27

ARTICLE VI Additional Agreements . . . . . . . . . . . . . . . . . . . . . 27
     6.1   [Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . 27
     6.2   Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     6.3   Survival of the Representations, Warranties, Covenants and
           Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     6.4   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 28


                                    -ii-

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     6.5   General Release . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.6   Assignment of Rights of Stockholder Under 1997 Merger Agreement 30
     6.7   Post-Closing Access and Cooperation . . . . . . . . . . . . . . 30
     6.8   Restrictive Covenants . . . . . . . . . . . . . . . . . . . . . 31
           6.8.1  Noncompetition . . . . . . . . . . . . . . . . . . . . . 31
           6.8.2  Confidential Information . . . . . . . . . . . . . . . . 31
           6.8.3  Solicitation of Business . . . . . . . . . . . . . . . . 32
           6.8.4  Solicitation of Personnel. . . . . . . . . . . . . . . . 32
           6.8.5  Use of Symbols . . . . . . . . . . . . . . . . . . . . . 32
           6.8.6  Injunctive Relief. . . . . . . . . . . . . . . . . . . . 32
           6.9    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . 33
           6.9.1  Tax and Other Filings. . . . . . . . . . . . . . . . . . 33
           6.9.3  Returns for Tax Periods Ending on or Before the
                   Closing Date. . . . . . . . . . . . . . . . . . . . . . 33
           6.9.4  Contest. . . . . . . . . . . . . . . . . . . . . . . . . 34
           6.9.5  Returns for Tax Periods Beginning Before and Ending
                   After the Closing Date. . . . . . . . . . . . . . . . . 34
     6.10  Stockholder's Obligations . . . . . . . . . . . . . . . . . . . 34
     6.11  Letter of Credit. . . . . . . . . . . . . . . . . . . . . . . . 35
     6.12  Clifton, New York Project . . . . . . . . . . . . . . . . . . . 35

ARTICLE VII    Closing; Conditions Precedent; Termination. . . . . . . . . 35
     7.1   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.2   Mutual Conditions Precedent . . . . . . . . . . . . . . . . . . 35
           (a)  Governmental Consents. . . . . . . . . . . . . . . . . . . 35
           (b)  No Litigation. . . . . . . . . . . . . . . . . . . . . . . 35
     7.3   Conditions Precedent to the Obligations of Buyer. . . . . . . . 36
           (a)  Representations and Warranties True. . . . . . . . . . . . 36
           (b)  Covenants Performed. . . . . . . . . . . . . . . . . . . . 36
           (c)  Consents . . . . . . . . . . . . . . . . . . . . . . . . . 36
           (d)  Certificate of Stockholder . . . . . . . . . . . . . . . . 36
           (e)  Intercompany Receivables . . . . . . . . . . . . . . . . . 36
           (f)  Resignations . . . . . . . . . . . . . . . . . . . . . . . 36
           (g)  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . 36
     7.4   Conditions Precedent to the Obligations of Stockholder and MDI. 36
           (a)  Representations and Warranties True. . . . . . . . . . . . 37
           (b)  Covenants Performed. . . . . . . . . . . . . . . . . . . . 37
           (c)  Buyer Certificate. . . . . . . . . . . . . . . . . . . . . 37
           (d)  Intercompany Receivables . . . . . . . . . . . . . . . . . 37
     7.5   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE VIII   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . 38
     8.1   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     8.2   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . 38
     8.3   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     8.4   Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . 38


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     8.5   No Third Parties Beneficiary. . . . . . . . . . . . . . . . . . 39
     8.6   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . 39
     8.7   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     8.8   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     8.9   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 39
     8.10  Litigation: Prevailing Party. . . . . . . . . . . . . . . . . . 39
     8.11  Injunctive Relief . . . . . . . . . . . . . . . . . . . . . . . 39
     8.12  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . 40
     8.13  Jurisdiction and Venue. . . . . . . . . . . . . . . . . . . . . 40
     8.14  Obligations of MDI. . . . . . . . . . . . . . . . . . . . . . . 40
     8.15  Incorporation of Exhibits and Schedules . . . . . . . . . . . . 40
     8.16  Independence of Covenants and Representations and Warranties. . 40
     8.17  Interpretation; Construction. . . . . . . . . . . . . . . . . . 40
     8.18  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . 41





                                    -iv-

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                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement is entered into as of March 30, 1998, by and among US DIAGNOSTIC INC., a Delaware corporation ("Stockholder"), MEDICAL DIAGNOSTICS, INC., a Delaware corporation ("MDI") which is wholly owned by Stockholder, and Alliance Imaging, Inc., a Delaware corporation ("Buyer").

                                PRELIMINARY STATEMENT

     MDI is engaged in the business of owning and operating diagnostic imaging centers in Massachusetts, New York, Tennessee, West Virginia and Virginia and Buyer desires to acquire such business through the purchase by Buyer from Stockholder of all of MDI's outstanding capital stock.

                                    AGREEMENT

     In consideration of the preliminary statement and the respective covenants, representations and warranties contained in this Agreement, the parties intending to be legally bound, agree as set forth below.

                                      ARTICLE I
                                     DEFINITIONS

     In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

     "Acquisition Date" means February 26, 1997.

     "Affiliate" has the meaning specified in Rule 144 promulgated by the Commission under the Securities Act.

     "Affiliated Group Agreement" means this Agreement together with all Exhibits and Schedules referred to herein.

     "Applicable Rate" means the "prime rate" of interest, as set forth in The WALL STREET JOURNAL, as published for the Closing Date.

     "Assumed Debt" means, without duplication, the aggregate amount (including the current portion thereof) of all (i) indebtedness of MDI and its Subsidiaries for money borrowed from others, purchase money indebtedness (other than accounts payable and accrued expenses in the ordinary course) including, but not limited to, indebtedness in respect of capital leases, other equipment financing and indebtedness evidenced by any mortgage, note, indenture, bond or similar instrument ("Indebtedness"); (ii) Indebtedness secured by any Lien upon property owned by MDI or any of its Subsidiaries, even though MDI or any of its Subsidiaries has not in any

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manner become liable for the payment of such Indebtedness; and (iii) interest expense accrued but unpaid, and all prepayment premiums which are due and payable as of or as a result of the Closing, on or relating to any such Indebtedness (except that if and to the extent such items are included in the working capital adjustments elsewhere herein they shall not be deemed Assumed Debt, Indebtedness or Obligations) (items (i) - (iii) being referred to herein as "Obligations").

     "Closing" has the meaning specified in Section 2.3.

     "Closing Assumed Debt Schedule" means the schedule to be delivered by Stockholder on the Closing Date setting forth the Assumed Debt as of the Closing Date as reasonably estimated by Stockholder based on the books and records of MDI and its Subsidiaries.

     "Closing Date" has the meaning specified in Section 2.3.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Covenant Period" has the meaning specified in Section 6.9.

     "Delaware GCL" means the General Corporation Law of the State of Delaware.

     "Environmental Laws" has the meaning specified in Section 4.23.

     "Environmental Permits" has the meaning specified in Section 4.23.

     "ERISA" has the meaning specified in Section 4.17.

     "Escrow Agent" has the meaning provided in the Escrow Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Financial Statements" means MDI' s consolidated balance sheet and the related consolidated statements of operations, stockholder's equity and cash flow as of and for the year ended December 31, 1997, and the one-month period ended January 31, 1998, and includes the Latest Balance Sheet.

     "GAAP" means generally accepted accounting principles.

     "Guaranty" means, as to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees the indebtedness, liabilities or obligations of others, directly or indirectly, in any manner, including agreements to purchase such

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indebtedness, liabilities or obligations, or to supply funds to or in any manner invest in others, or to otherwise assure the holder of such indebtedness, liabilities or obligations against loss.

     "Hazardous Substances" has the meaning specified in Section 4.23.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1 976, as amended, and the rules and regulations promulgated thereunder.

     "Indebtedness" has the meaning specified in the definition of Assumed Debt.

     "IRS" means the Internal Revenue Service.

     "Knowledge" or "known" means, with respect to Stockholder and/or MDI, the actual current knowledge of the executive officers of Stockholder, and with respect to Buyer the executive officers of Buyer, in each case after limited investigation.

     "Latest Balance Sheet" means the consolidated balance sheet of MDI and its Subsidiaries as of December 31, 1997.

     "Licenses" has the meaning specified in Section 4.15.

     "Liens" has the meaning specified in Section 2.1.

     "Losses" has the meaning specified in Section 6.4.

     "Material Adverse Change" with respect to a Person means, a material adverse change in the financial condition, results of operations, assets, liabilities, business or business prospects (it being understood that business prospects shall exclude matters generally relating to the industry or economy but not regulatory matters) of a Person and its Subsidiaries, taken as a whole.

     "Material Adverse Effect" means an effect that is reasonably likely to cause a Material Adverse Change.

     "Material Agreements" has the meaning specified in Section 4.18.

     "MDI Intellectual Property" has the meaning specified in Section 4.14(b).

     "MDI Plans" has the meaning specified in Section 4.17.

     "Obligations" has the meaning specified in the definition of Assumed Debt.

     "Pension Plan" has the meaning specified in Section 4.17.

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     "Person" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Shares" means all of the issued and outstanding common stock, par value $0.01 per share, of MDI.

     "Subsidiary" of any Person means any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity or similar interests of 50% or more, or any Person which may be controlled, directly or indirectly, by such Person, whether through the ownership of voting securities, equity or similar interests, by contract, or otherwise.

     "Symbols" has the meaning set forth in Section 6.8.

     "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     "Taxes" has the meaning specified in Section 4.21.

     "Termination Date" has the meaning specified in Section 7.5.

     "Welfare Plan" has the meaning specified in Section 4.17.


                                      ARTICLE II
                                  PURCHASE AND SALE

     II.1 PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions of this Agreement, at the closing provided for in Section 2.3 (the "Closing"), Stockholder shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Stockholder, all right, title and interest in and to the Shares, free of liens, encumbrances, security interests, mortgages, pledges, claims, options, voting rights of others or restrictions (other than those imposed under applicable securities laws) of any kind or nature (collectively, "Liens").

     II.2 SHARE CONSIDERATION. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, Buyer shall pay to Stockholder in cash the sum of $35,500,000, less the amount of Assumed Debt set forth on the Closing Assumed Debt Schedule (the "Estimated Assumed

Debt"), subject to post-Closing adjustment as provided in Section 2.6 (the "Purchase Price"). The adjustments set forth in Sections 6.11 and 6.12 shall also be deemed adjustments to the Purchase Price.

     II.3 CLOSING. Unless this Agreement is terminated in accordance with its terms, the consummation of the Transactions contemplated by this Agreement, including the purchase and sale of the Shares hereunder (the "Transactions"), shall take place at the headquarters offices of Stockholder as soon as practicable, and in any event within three business days after the satisfaction or waiver of the conditions precedent to the obligations of the parties set forth in Article VII (the "Closing Date"), or on such other day and at such other place as may be agreed to by the parties (the "Closing").

     II.4 DELIVERIES BY STOCKHOLDER. Prior to or at the Closing, Stockholder shall deliver or cause to be delivered to Buyer the following:

          (a) a stock certificate or stock certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank or duly executed instruments of transfer with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the Shares to Buyer, as contemplated hereby;

          (b) the minute books, stock books, stock ledgers and corporate seals of MDI and each of its Subsidiaries;

          (c)  the resignations referred to in Section 7.3(j); and

          (d) all other documents, certificates, instruments or writings required to be delivered by, Stockholder at or prior to the Closing pursuant hereto or otherwise required in connection herewith.

     II.5 DELIVERIES BY BUYER. Prior to or at the Closing, Buyer shall deliver or cause to be delivered to Stockholder the following:

          (a) cash in an amount equal to the Purchase Price (without giving effect to the Purchase Price Adjustment) less $300,000 (the "Holdback Amount") to be held by Buyer until the final resolution of the Purchase Price Adjustment contemplated by Section 2.6 and which shall be credited against any amounts owed by Stockholder to Buyer under Section 2.6(e) or added to any amounts owed by Buyer to Stockholder under Section 2.6(e), as the case may be, by wire transfer of immediately available funds to a bank account designated in writing by Stockholder at least three business days prior to the Closing Date; and

          (b) all other documents, certificates, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant hereto or otherwise required in connection herewith.

     II.6 POST-CLOSING ADJUSTMENT.

          (a) PREPARATION OF PRELIMINARY STATEMENT OF WORKING CAPITAL. As soon as reasonably practicable after the Closing Date (but not later than sixty (60) days thereafter), Buyer will prepare a consolidated balance sheet of MDI and its consolidated Subsidiaries as of the Closing Date (the "PRELIMINARY CLOSING BALANCE SHEET") setting forth the Assumed Debt as of the Closing Date (the "Closing Assumed Debt") and, based upon such Preliminary Closing Balance Sheet, a statement of consolidated working capital of MDI and its consolidated Subsidiaries (the "PRELIMINARY STATEMENT OF WORKING CAPITAL") setting forth the Closing Working Capital. For purposes of this Agreement, "CLOSING WORKING CAPITAL" shall be equal to (i) consolidated accounts receivable and other assets included under the caption "other current assets" on the Preliminary Closing Balance Sheet (excluding any intercompany receivables or other intercompany current assets which shall be eliminated pursuant to Section 5.9) less (ii) consolidated current liabilities (excluding current maturities of Obligations) in each case, as of the Closing Date. The Preliminary Closing Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with the Financial Statements.

          (b) REVIEW OF PRELIMINARY CLOSING BALANCE SHEET. If either the Closing Assumed Debt or the Closing Working Capital would result in an adjustment in the Purchase Price in accordance with this Section 2.6, Buyer shall deliver the Preliminary Closing Balance Sheet and the Preliminary Statement of Working Capital to Stockholder promptly upon its completion. Each of the Preliminary Closing Balance Sheet and the Preliminary Statement of Working Capital shall be binding and conclusive upon, and deemed accepted by, Stockholder if timely delivered by Buyer unless Stockholder shall have notified Buyer in writing of any objections thereto consistent with the provisions of this Section 2.6 within sixty (60) days after receipt thereof. The written notice under this Section 2.6 shall specify in reasonable detail each item on the Preliminary Closing Balance Sheet and/or the Preliminary Statement of Working Capital that Stockholder disputes, and a summary of Stockholder's reasons for such dispute. The parties and their employees, officers, directors, agents and counsel shall cooperate with one another and provide access and assistance to one another in connection with the matters contemplated in this
Section 2.6.

          (c) DISPUTES. Disputes between Buyer and Stockholder relating to the Preliminary Closing Balance Sheet and/or the Preliminary Statement of Working Capital that cannot be resolved by Buyer and Stockholder within thirty (30) days after receipt by Buyer of the notice referred to in Section 2.6(b) may be referred thereafter for decision at the insistence of either party to Price Waterhouse LLP. If Price Waterhouse LLP is unavailable, then Buyer and Stockholder shall select an independent nationally recognized accounting firm to decide the matter, Price Waterhouse LLP or such other firm being referred to herein as the "AUDITOR"). Each of the parties agrees not to select an accounting firm to review disputed items pursuant to this Section 2.6(c) if, at the time of selection, either buyer, Stockholder, MDI or any of their respective Affiliates currently uses or employs or contemplates retaining such accounting firm, within one year year after such date, for any substantial engagement having a purpose other than the performance of services pursuant to this Section 2.6(c). The Auditor's decision on any matter referred to it shall be rendered within thirty (30) days of its referral and shall be final and binding on Stockholder and Buyer. The fee of the Auditor (and any related legal fees and expenses) shall be borne by Buyer and Stockholder in such proportions as are determined by comparing the Purchase Price Adjustment as determined by each such party in relation to the Purchase Price Adjustment as determined by the Auditor.

          (d) FINAL STATEMENT OF WORKING CAPITAL. The Preliminary Closing Balance Sheet and the Preliminary Statement of Working Capital shall become final and binding upon the parties upon the earlier of (i) the failure by Stockholder to object thereto within the period permitted under Section 2.6(b),
(ii) the agreement between Buyer and Stockholder with respect thereto and (iii) the decision by the Auditor with respect to any disputes under Section 2.6(c). The Preliminary Closing Balance Sheet and the Preliminary Statement of Working Capital, as adjusted pursuant to the agreement of the parties or the decision of the Auditor, when final and binding are referred to herein as the "FINAL CLOSING BALANCE SHEET" and the "FINAL STATEMENT OF WORKING CAPITAL," respectively.

          (e) ADJUSTMENT TO THE PURCHASE PRICE. As soon as practicable (but not more than five (5) business days) after the determination and delivery of the Final Closing Balance Sheet and the Final Statement of Working Capital in accordance with this Section 2.6, (i) if the Estimated Assumed Debt is less than the Closing Assumed Debt on the Final Closing Balance Sheet, then there shall be an immediate downward adjustment to the Purchase Price payable by Stockholder to Buyer in an amount equal to such deficiency PLUS the amount, if any, by which the Closing Working Capital as reflected in the Final Statement of Working Capital is less than $5,559,000 (the "Working Capital Difference") or (ii) if the Estimated Assumed Debt is greater than the Closing Assumed Debt, then (A) there shall be an immediate upward adjustment to the Purchase Price payable by Buyer to Stockholder in an amount equal to such excess MINUS the Working Capital difference (if any), or (B) if the amount resulting from the calculation set forth in clause (ii)(A) of this Section 2.6(e) is a negative number, there shall be an immediate downward adjustment to the Purchase Price payable by Stockholder to Buyer in an amount equal to the Working Capital Difference MINUS the amount by which the Estimated Assumed Debt is greater than the Closing Assumed Debt (in each case, the "Purchase Price Adjustment"). Any amounts payable under this
Section 2.6(e) after taking into account the Holdback Amount shall be payable by wire transfer of immediately available funds to the bank designated by Buyer or Stockholder, as the case may be, within three (3) business days after delivery of the final Closing Balance Sheet and the Final Statement of Working Capital.

          (f)  PAYMENT.  All payments required to be made pursuant to this
Section 2.6 shall be paid by the Stockholder to the Buyer together with any and all interest thereon at a rate per annum of 7 percent and accruing from the Closing Date to the date of payment. Any payment under this Section 2.6 shall offset any indemnification obligations of the Seller hereunder to the extent the claim for such indemnification relates to matters pertaining to the purchase price adjustment contemplated by this Section 2.6, but only to the extent of such adjustment.

                                     ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF BUYER

     To induce Stockholder to enter into this Agreement and to consummate the Transactions, Buyer makes the representations and warranties set forth below to Stockholder.

     III.1 ORGANIZATION; AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Buyer has the corporate authority to own or lease and operate its properties and conduct its business as presently conducted. Buyer has the corporate power and authority to execute, deliver and perform this Agreement.

     III.2 AUTHORIZATION, ENFORCEABILITY. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Transactions have been duly authorized, all requisite corporate action. The execution, delivery and performance of this Agreement by Buyer does not require the approval of Buyer's stockholders. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally, and by general principles of equity.

     III.3 NO VIOLATION OR CONFLICT. The execution, delivery and performance by by Buyer of this Agreement and the consummation by Buyer of the
Transactions: ( a) do not and will not violate or conflict with any provision of law or any regulation, or any writ, order, judgment or decree of any court or governmental or regulatory authority specifically naming Buyer or any of its Subsidiaries (other than where such occurrence would not prohibit Buyer from consummating the Transactions on or prior to the Termination Date), or any provision of Buyer's certificate of incorporation or bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent, authorization or approval under, or result in the creation of any Lien upon any property or assets of Buyer pursuant to any instrument or agreement to which Buyer is a party or any of its assets are bound (other than where such occurrence would not prohibit Buyer from consummating the Transactions on or prior to the Termination Date).

     III.4     CONSENT OF GOVERNMENTAL AUTHORITIES.  Except as set forth on
Schedule 3.4 and other than in connection with the HSR Act, the Exchange Act, any applicable state securities laws, no consent, approval or authorization of, or registration, qualification or filing with any federal, state, local or foreign governmental or regulatory authority is required to be made by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement or the consummation by Buyer of the Transactions, except where the failure to obtain such consent, approval or authorization or to make such registration, qualification or filing would not prevent Buyer from consummating the Transactions on or prior to the Termination Date. Buyer knows of no reason why any of the consents, approvals or authorizations set forth in this Section 3.4 or on Schedule 3.4 would not be granted.

      III.5 LEGAL PROCEEDING. Neither Buyer nor any of its Subsidiaries is a party to any pending or, to the knowledge of Buyer, threatened, legal, administrative or other proceeding, arbitration or investigation, that would hinder Buyer in consummating the Transactions on or prior to the Termination Date. To Buyer's knowledge, neither Buyer nor any of its Subsidiaries is subject to any order, injunction or other judgment of any court or governmental authority that would hinder Buyer in consummating the Transactions on or prior to the Termination Date.

     III.6 BROKERS. Buyer has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker's, finders, investment banking or similar fees, commissions or expenses, in connection with the Transactions.

     III.7 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to the distribution thereof.

     III.8 AVAILABILITY OF FUNDS. Buyer will have cash available which is sufficient to enable it to pay the Purchase Price and to consummate the Transactions.

     III.9 DISCLOSURE. No representation or warranty of Buyer contained in this Agreement or the Schedules, and no certificate or notice furnished by or on behalf of Buyer contains or will contain any untrue statement of a material fact or omits to state a fact necessary in order to make the statements contained herein or therein not misleading.


                                      ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     To induce Buyer to enter into this Agreement and to consummate the Transactions, Stockholder makes the representations and warranties set forth below to Buyer. Notwithstanding anything to the contrary set forth herein, the parties expressly agree that any representation or warranty (other than the representation and warranty set forth in Section 4.6) made by Stockholder or MDI herein or in any agreement or document executed in connection herewith that pertains to any period prior to the Acquisition Date shall be deemed to be made subject to Stockholder's and MDI's knowledge.

     IV.1 ORGANIZATION; AUTHORITY FOREIGN QUALIFICATION. Each of Stockholder, MDI and MDI's corporate Subsidiaries is a corporation duly, organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of MDI's partnership Subsidiaries is a general or limited partnership, as applicable, duly organized and validly existing under the laws of its state of organization. Each of MDI and its Subsidiaries is duly qualified to transact business as a foreign corporation or partnership, as applicable, in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse

Effect on MDI. Each jurisdiction in which MDI or any of its Subsidiaries is qualified to transact business as a foreign corporation or partnership, as applicable, is listed on Schedule 4.1. Other than those jurisdictions listed on Schedule 4.1, there are no jurisdictions in which any of MDI or any of its Subsidiaries owns or leases property (real or personal), has offices or employees or maintains inventory. Each of MDI and its Subsidiaries has the corporate or partnership authority, as applicable, to: (a) own or lease and operate its properties; and (b) conduct its business as presently conducted. Each of Stockholder and MDI has the corporate power and authority to execute, deliver and perform this Agreement. Stockholder has heretofore delivered to Buyer complete and correct copies of the certificate of incorporation and by-laws of Stockholder, MDI and its Subsidiaries as each is currently in effect.

     IV.2 AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance of this Agreement by Stockholder and MDI and the consummation by them of the Transactions have been duly authorized by all requisite corporate action. The execution, delivery and performance of this Agreement by Stockholder and MDI and the consummation by them of the Transactions does not require the approval of Stockholder's stockholders. This Agreement has been duly executed and delivered by Stockholder and MDI, and constitutes the legal, valid and binding obligation of Stockholder and MDI, enforceable against them in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

     IV.3 NO VIOLATION OR CONFLICT. The execution, delivery and performance by, Stockholder and MDI of this Agreement and the consummation by Stockholder and MDI of the Transactions: (a) do not and will not violate or conflict with any provision of law or regulation, or any writ, order, judgment or decree of any court or governmental or regulatory authority specifically naming Stockholder or MDI or any of their respective Subsidiaries, or any provision of Stockholder's or MDI's certificate of incorporation or bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent, authorization or approval under, or result in the creation of any Lien upon any property or assets of Stockholder or MDI or any of MDI's Subsidiaries pursuant to any Material Agreement, except for consents required under Material Agreements listed on Schedule 4.3, all of which shall have been obtained by Stockholder on or prior to the Closing Date without any significant cost or adverse effect, and except where the same would not have a Material Adverse Effect on MDI.

     IV.4 CONSENT OF GOVERNMENTAL AUTHORITIES.  Except as set forth on Schedule
4.4 and except in connection with the HSR Act, the Exchange Act, any applicable state securities laws, no consent approval or authorization of, or registration, qualification or filing with any federal, state or local governmental or regulatory authority is required to be made by Stockholder or MDI in connection with the execution, delivery or performance by Stockholder and MDI of this Agreement or the consummation by them of the Transactions, except where the failure to obtain such consent, approval or authorization or to make such registration, qualification or filing would not have a Material Adverse Effect on MDI and its Subsidiaries or materially hinder MDI or

Stockholder in consummating the Transactions on or prior to the Termination Date. Neither Stockholder nor MDI knows of any reason any of the material consents, approvals or authorizations set forth in this Section 4.4 or
Schedule 4.4 would not be granted.

     IV.5 HEALTH CARE PROVIDERS. To Stockholder's knowledge, all physicians, technologists and other personnel retained or employed by MDI or its Subsidiaries maintain in good standing all staff memberships, licenses, credentials and other similar affiliations necessary or desirable for their current provision of services on behalf of MDI and its Subsidiaries, except where failure to do so would not have a Material Adverse Effect.

     IV.6 FINANCIAL STATEMENTS. (a) The Financial Statements, as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations and cash flows of MDI and its Subsidiaries. Except as otherwise noted in Schedule 4.6, the Financial Statements were prepared in conformity with GAAP applied on a consistent basis, subject to year-end adjustments and a lack of footnotes for interim Financial Statements. Other than as disclosed by the Financial Statements or on Schedule 4.18, neither MDI nor any of its Subsidiaries has any liabilities, commitments or obligations (which could be material to any of them on a consolidated basis) of any nature whatsoever whether accrued, contingent or otherwise (other than liabilities, commitments or obligations incurred since December 31, 1997 in the ordinary course of business consistent with past practices to Persons other than Affiliates of Stockholder). MDI's accounts receivable, as set forth in the Financial Statements, arose in the ordinary course of business.

          (b) The consolidated sales, EBITDA and EBITDAR (as determined in accordance with GAAP) of MDI and its Subsidiaries for the calendar month ended February 28, 1998 shall not be materially less than the consolidated sales, EBITDA and EBITDAR (as determined in accordance with GAAP consistently applied) of MDI and its Subsidiaries for the calendar month ended January 31, 1998.

          (c) MDI and each of its Subsidiaries shall make or commit to make all of the capital expenditures and capital additions or betterments in accordance with MDI's capital expenditure plan previously provided to Buyer and in accordance with the plans regarding the Clifton, New York project.

          (d) Except as set forth on the Closing Assumed Debt Schedule, neither MDI nor any of its Subsidiaries will have, as of the Closing Date, any Assumed Debt. The Closing Assumed Debt Schedule will be complete and correct in all material respects and will set forth all Assumed Debt as of the Closing Date.

     IV.7 COMPLIANCE WITH LAWS. MDI and its Subsidiaries (and the properties held or used by them) are in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other legal requirements applicable to them, their properties or their operations, except where noncompliance would not have a Material Adverse Effect on MDI.

     IV.8 LEGAL PROCEEDING. Except asset forth in Schedule 4.8, neither MDI nor any of its Subsidiaries, nor, to the extent relating to MDI or its Subsidiaries, Stockholder or any of its other Affiliates, is a party to any pending or, to the knowledge of Stockholder and MDI, threatened, legal, administrative or other proceeding, arbitration or investigation. None of the proceedings, arbitrations or investigations set forth in Schedule 4.8, are reasonably likely to have a Material Adverse Effect on MDI and its Subsidiaries on a consolidated basis or hinder Stockholder or MDI in consummating the Transactions on or prior to the Termination Date. MDI is not subject to any order, injunction or other judgment of any court or governmental authority.

     IV.9 BROKERS. Neither Stockholder nor MDI has employed any financial advisor, broker or finder and neither has incurred and neither will incur any broker's, finder's, investment banking or similar fees, commissions or expenses to any other party in connection with the Transactions contemplated by this Agreement.

     IV.10     ABSENCE OF MATERIAL ADVERSE CHANGES.  Except as set forth in
Schedule 4.10, since December 31, 1997: (a) each of MDI and its Subsidiaries has conducted its businesses in the ordinary and usual course; (b) there has been no Material Adverse Change with respect to MDI and its Subsidiaries; and
(c) neither MDI nor any of its Subsidiaries has engaged or agreed to engage in any of the actions described in Section 5.1:(a) through (l), (n), (o), (p) (with respect to workforce and operations), (q) and (r).

     IV.11 TRANSACTIONS WITH AFFILIATES. Except as set forth in Schedule 4.11, there are no, and since December 31, 1997, there have been no, contracts, Agreements or arrangements of any kind (including those relating to the sharing of overhead, intercompany loans, the furnishing of services and the lease of facilities) between any Affiliate of MDI, on the one hand, and MDI or any if its Subsidiaries, on the other hand.

     IV.12 CAPITALIZATION. The authorized capital stock of MDI consists of 1,000 Shares of which 100 shares of common stock par value $0.01 per share, are issued and outstanding. All of the issued and outstanding Shares are owned beneficially and of record by Stockholder, free and clear of any and all Liens. Upon the delivery of the Shares in the manner contemplated by Section 2.4(a), Buyer will acquire the beneficial and legal, valid and indefeasible title to such Shares free and clear of any and all Liens. MDI has no treasury capital stock. All shares of MDI's and each of its Subsidiaries' outstanding capital stock have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable, and are not subject to any preemptive rights. No securities issued by MDI or any of its Subsidiaries from the date of its incorporation were issued in violation of any statutory, contractual or common law preemptive rights. There are no dividends or distributions which have accrued or been declared but are unpaid on the capital stock of MDI or any of its Subsidiaries. Except as set forth on Schedule 4.12, neither MDI nor any of its Subsidiaries has declared or paid any dividends or distributions since the Acquisition Date. All Taxes (including documentary stamp taxes) required to be paid in connection with the issuance by MDI or any of its Subsidiaries of MDI's and each of its Subsidiaries' capital stock have been paid. All authorizations required to be obtained from or registrations required to be effected with any Person in connection with the issuances of securities by MDI and each of its Subsidiaries from their respective dates of incorporation have been obtained or effected and all securities of MDI and its Subsidiaries have been issued in accordance with the provisions of all applicable securities and other laws. All of the outstanding securities of each of MDI's Subsidiaries are owned of recorded and beneficially by either MDI or another of its Subsidiaries, free and clear of all Liens, except as set forth on Schedule 4.12. Schedule 4.12 lists all Subsidiaries of MDI, their jurisdictions of incorporation or organization, the number shares of their respective capital stock or other equity interests authorized, issued and outstanding. Except asset forth in Schedule 4.12, neither MDI nor any of its Subsidiaries has any equity investment in any other Person.

     IV.13 RIGHTS, WARRANTS, OPTIONS. There are no outstanding: (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of MDI or any of its Subsidiaries issued by MDI or any of its Subsidiaries or to which Stockholder or MDI or any of its Subsidiaries is a party; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of MDI or any of its Subsidiaries issued by Stockholder or MDI or any of its Subsidiaries; or (c) commitments, agreements or understandings of any kind to which Stockholder or MDI or any of its Subsidiaries is a party, including employee benefit arrangements, relating to the issuance or repurchase by MDI or any of its Subsidiaries of any capital stock or other equity interests of MDI or any of its Subsidiaries, any such securities or instruments convertible into or exercisable for capital stock or other equity interests of MDI or any such options, warrants or rights. Each of the terms referenced in the foregoing sentence is hereinafter referred to as "Options."

     IV.14     PROPERTIES.

          (a)  REAL AND TANGIBLE PERSONAL PROPERTY.  Except as set forth on
Schedule 4.14(a), MDI or its Subsidiaries has valid title to all properties, interests in properties and assets (real and personal) reflected in the Latest Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Latest Balance Sheet in the ordinary course of business to Persons other than Affiliates of MDI consistent with past practices), free and clear of all Liens, except the Lien of current taxes not yet due and payable. Schedule 4.14(a) hereof lists each piece of real property owned, leased or utilized by MDI and/or its Subsidiaries, including the location thereof and the use to which it is put by MDI and/or any of its Subsidiaries. Each of the leases under which the real properties of MDI and its Subsidiaries are leased is unmodified and in full force and effect and there are no agreements between Stockholder, MDI or any of their respective Subsidiaries and any third parties claiming an interest in MDI's or its Subsidiaries' interest in the leased property occupied by MDI or its Subsidiaries or otherwise affecting its use and occupancy thereof. Neither MDI nor any of its Subsidiaries is in default under any of such leases and no defaults (whether or not subsequently cured) by MDI or its Subsidiaries have been alleged thereunder. To the best of MDI's and Stockholder's knowledge, each lessor named in any of such leases is not in default thereunder, and no defaults by such lessor have been alleged thereunder and are continuing. Schedule 4.14(a) also sets forth, with respect to each lease (capitalized or otherwise) to which MDI or any of its Subsidiaries is a party which is a Material Agreement: (i) the parties to such lease; (ii) the property covered by such lease; (iii) a schedule of payments payable under such lease (both throughout the term of the lease and at the end of the lease); (iv) whether MDI or any of its Subsidiaries has any rights or obligations to acquire any property which is subject to such lease and he price and terms thereof; (v) the term of such lease; and (vi) any options which MDI or any of its Subsidiaries may have to extend the term of such lease. Set forth on Schedule 4.14(a) is a list of the five largest lessors of equipment (measured by dollar volume) to MDI and its Subsidiaries during the fiscal year ended December 31, 1997, and with respect to each, the name and address and the dollar volume involved.

          (b) INTELLECTUAL PROPERTY RIGHTS. MDI or one of its Subsidiaries owns, or is licensed or otherwise entitled to use, all patents, trademarks, trade names, service marks, copyrights and applications for any of the foregoing, together with all other technology, know-how, tangible or intangible proprietary information or material and formulae in the countries to which such apply, that are material to the business of MDI and its Subsidiaries as currently conducted (the "MDI Intellectual Property"), all of which are set forth on Schedule 4.14(b). Except as disclosed on Schedule 4.14(b), no claims have been asserted in writing to MDI or any of its Subsidiaries or, to the knowledge of Stockholder or MDI, otherwise asserted or threatened, by any
Person: (i) to the effect that the MDI Intellectual Property infringes on any intellectual property rights of any other Person; (ii) against the use by MDI or any of its Subsidiaries of any of the MDI Intellectual Property; or (iii) challenging or questioning the validity or effectiveness of any of the MDI Intellectual Property. All registered trademarks and copyrights listed on
Schedule 4.14(b) are valid and subsisting.

     IV.15 GOVERNMENTAL AUTHORIZATIONS. MDI and its Subsidiaries have in full force and effect and is in compliance with all authorizations, consents, approvals, franchises, licenses, certificates of need, determinations of need and permits required under applicable law or regulation (collectively, referred to as "Licenses") for the ownership of MDI's and its Subsidiaries' properties and operation of their businesses as presently operated except where the failure to have the same would not have a Material Adverse Effect on MDI, except that certificates of need and determinations of need shall be deemed material.
Except as set forth on Schedule 4.15, the execution, delivery and performance by Stockholder and MDI of this Agreement and the consummation by them of the Transactions do not and will not have a Material Adverse Effect on any of MDI's Licenses.

     IV.16 INSURANCE. Schedule 4.16 sets forth a list and description of all insurance policies existing as of the date hereof providing insurance coverage of any nature to MDI or any of its Subsidiaries. Furthermore: (a) none of MDI or any of its Subsidiaries is in default under any such policies and there is no inaccuracy in any application for any such policies; (b) each of MDI's and its Subsidiaries' activities and operations have been conducted in a manner so as to conform in all material respects to the applicable provisions of such policies; (c) all premiums and other charges under each such policy shall have been paid though the Closing Date and none of Stockholder, MDI nor any of their respective Subsidiaries has received written notice of cancellation or non-renewal with respect to any such policy; and (d) timely notice has been given of any and all claims under all such policies. Schedule 4.16 also lists all risks for which MDI and its Subsidiaries are self-insured. MDI and its Subsidiaries have not, during the past two years, been refused insurance coverage by any company, nor have any of them had insurance coverage offered to them at unreasonably high premiums or with limited coverage.

     IV.17     EMPLOYMENT MATTERS.

          (a) LABOR UNIONS. None of the employees of MDI or any of its Subsidiaries is represented by any labor union, and neither MDI nor any of its Subsidiaries is subject to any labor or collective bargaining agreement. None of the employees of MDI or any of its Subsidiaries is known by Stockholder or MDI to be engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. Neither MDI nor any of its Subsidiaries has had any strikes, work stoppages, slow down, lockouts or claims of unfair labor practices for the past three years, and to the best knowledge of the Stockholder and MDI, there exist no facts which could reasonably be expected to lead thereto.

          (b) EMPLOYMENT POLICIES. MDI has provided to Buyer written employee policies, employee manuals or other written statements of rules or policies concerning employment applicable to the employees of MDI and/or its Subsidiaries.

          (c) EMPLOYMENT AGREEMENTS. Except as set forth on Schedule 4.17(c), there are no employment, consulting, severance or indemnification arrangements, agreements, or understandings between MDI or any of its Subsidiaries and any of their current or former employees, directors, officers or consultants.

          (d) EMPLOYEE BENEFIT PLANS. Schedule 4.17(d) sets forth a complete list of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other employee benefit plan, policy, agreement, commitment, arrangement or practice currently, or previously maintained or contributed to (or required to be contributed to) by Stockholder, MDI or any of MDI's Subsidiaries for any of their directors, officers, consultants, employees or former employees of MDI or any of its Subsidiaries (the "MDI Plans"). Schedule 4.17(d) also identifies each MDI Plan which constitutes an "employee pension benefit plan" ("Pension Plan") or an "employee welfare benefit plan" ("Welfare Plan"), as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). None of the MDI Plans is a "multiemployer plan," as such term is defined in ERISA, or is subject to Title IV of ERISA. With respect to each MDI Plan sponsored by MDI, either MDI or a Subsidiary has delivered or made available to Buyer true and complete copies of the following: (i) the Plan document; (ii) summary plan description of the MDI Plan; (iii) the trust agreement, insurance policy or other instrument relating to the funding of the MDI Plan; (iv) the most recent Annual Report (Form 5500 series) and accompanying schedules filed with the IRS or Department of Labor with respect to the MDI Plan; (v) the most recent annual financial statement for the MDI Plan; and (vi) the most recent determination letter issued by the IRS with respect to the MDI Plan that is intended to qualify under Section 401(a) of the Code.

     Each Pension Plan has been determined by the IRS to be qualified under
Section 401 (a) of the Code, and to Stockholder's and MDI's knowledge, no facts or circumstances exist which could reasonably be expected to result in the revocation of such qualification or result in a material sanction or liability to MDI or its Subsidiaries under the Internal Revenue Service's Employee Plans Compliance Resolution System (as described in Revenue Procedure 98-22). Each Welfare Plan which is intended to meet the requirements for tax-favored treatment under the Code to Stockholder's and MDI's knowledge meets such requirements. Without limiting the generality of
Section 4.7, each MDI Plan has been administered in accordance with its terms and the Code, and each Pension Plan and Welfare Plan has been administered in all material respects in accordance with ERISA. Stockholder and MDI have paid all amounts required under applicable law, any Pension Plan and any Welfare Plan to be paid as a contribution or insurance premium to or with respect to each Pension Plan and Welfare Plan through the date hereof. MDI has set aside adequate reserves to meet contributions which are not yet due under any Pension Plan or Welfare Plan. Neither MDI nor any of its Subsidiaries, nor any other Person has engaged in any transaction or taken any other action with respect to any MDI Plan which would subject MDI, any Subsidiary, Buyer to: (a) any material Tax, penalty or liability for prohibited transactions under ERISA or the Code; (b) any material Tax under Code Sections 4971, 4972, 4976, 4977, 4979 4980B or 4980D; or (c) a material penalty under ERISA Sections 502(c) or 502(1). None of Stockholder, MDI or any of their respective Subsidiaries, to the extent it is a fiduciary with respect to any Pension Plan or Welfare Plan, has breached any of its responsibilities or obligations imposed upon fiduciaries under ERISA or the Code or which could result in any claim being made under, by or on behalf of any Pension Plan or Welfare Plan or any participant or beneficiary thereof other than benefit claims in the ordinary course, in any such event which could give rise to material liability to MDI or any of its Subsidiaries.
Each Welfare Plan which is a group health plan within the meaning of Code
Section 5000(b)(1) complies in all material respects with and in each and every case has complied in all material respects with the applicable requirements of Code Section 4980B and 4980D and Parts 6 and 7 of Title I of ERISA. Except as set forth in Schedule 4.17(d), no MDI Plan, other than an MDI Plan which is an employeepension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including death, health or medical benefits (whether or not insured), with respect to current or former employees of MDI and any of its Subsidiaries beyond their retirement or other termination of service with any of MDI and any of its Subsidiaries, other than coverage mandated by applicable law.

     Neither Stockholder nor any other member of the same controlled group of organizations as Stockholder (within the meaning of Section 414(b), (c), (m) or (o) of the Code), other than MDI and its Subsidiaries, has taken any action or failed to take any action, nor has any event occurred which has resulted or could result in MDI or any of its Subsidiaries becoming subject to liability under Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA.

     The execution and delivery of this Agreement and consummation of the transactions contemplated herein shall not, either alone or upon the occurrence of any additional event, require any payment, acceleration, vesting, forgiveness of indebtedness, increase in benefits or obligation to fund benefits with respect to any current or former employee or consultant of MDI or its Subsidiaries, or preclude the amendment or termination of any MDI Plan or employment or consulting agreement covering such employees or consultants, in each event with respect to an MDI Plan sponsored by MDI.

     IV.18 MATERIAL AGREEMENTS. Schedule 4.18 sets forth a list of all written and oral Agreements, leases (whether capitalized or otherwise), arrangements or commitments to which either MDI or any of its Subsidiaries is a party or by which it or any of the assets it owns, leases or utilizes is bound which are expected to result in the receipt or payment of $50,000 or more by MDI or any of its Subsidiaries or which are material to the financial position, results of operations or prospects of MDI and its Subsidiaries on a consolidated basis or to the ability of MDI to consummate the Transactions (the "Material Agreements"). MDI has provided Buyer access to true and complete copies of all Material Agreements. To Stockholder's and MDI's knowledge, the Material Agreements are each in full force and effect and are the valid and legally binding obligations of MDI or the applicable Subsidiary which is a party to same and, to Stockholder's and MDI's knowledge, are valid and legally binding obligations of the other parties thereto; and neither MDI nor any of its Subsidiaries is in material breach or in default under any Material Agreement to which it is a party. Except as set forth on Schedule 4.18, neither MDI nor any of its Subsidiaries: (a) has any agreement, contract or commitment which requires the making of any charitable contributions; (b) has any agreement, contract or commitment which is not terminable without penalty, liability or premium upon notice of 30 days or less; (c) has any agreement, contract or commitment containing any severance, termination or similar provisions; (d) has any outstanding obligation for borrowed money; (e) has any outstanding loan or advance to any Person; (f) has any power of attorney outstanding; (g) has any agreement, contract or commitment relating to joint ventures, partnerships or debt or equity investments; (h) has any agreements, contracts or commitments relating to non-competition or, non-disclosure, non-solicitation or other similar restrictive covenants; (i) has any agreements, contracts or commitments relating to the registration of any of MDI's securities; (j) has any agreement, contract or commitment relating to the voting or other rights with respect to any securities of MDI or any of its Subsidiaries; and (k) has any contract, commitment or arrangement with any hospital, hospital management company, health maintenance organization, insurance company:, third party payor or managed care provider or company.

     IV.19 LIST OF ACCOUNTS. Schedule 4.19 sets forth, as of the date hereof: (a) the name and address of each bank or other institution in which MDI or any of its Subsidiaries maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of MDI's contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; and (d) the persons authorized to transact business in such accounts.

     IV.20 MAJOR CUSTOMERS. Set forth on Schedule 4.20 is a list of the 10 largest customers (measured by dollar volume) of MDI and its Subsidiaries for the year ended September 30, 1997, and with respect to each, the name and address, dollar volume involved and nature of the relationship. None of such customers of MDI and its Subsidiaries has: (a) modified in any material respect, cancelled, suspended or otherwise terminated its relationship with MDI or any of its Subsidiaries; or (b) advised MDI or any of its Subsidiaries of its intention to modify in any material respect, cancel, suspend or terminate its relationship with MDI or any of its Subsidiaries, to significantly decrease its purchase of services from MDI or any of its Subsidiaries, to change the nature of its business relationship with MDI or any of its Subsidiaries or to change adversely the terms upon which it purchases services from MDI or any of its Subsidiaries.

     IV.21 TAXES. Except as set forth in Schedule 4.21: (a) there have been timely filed (or shall timely be filed prior to the Closing Date) all Tax Returns with respect to MDI and its Subsidiaries required to be filed with any taxing authority with respect to Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of MDI and its Subsidiaries; (b) all Taxes shown to be payable on such returns or reports that are due prior to the Closing Date have been paid or shall be paid (prior to the Closing Date), and all such returns or reports accurately reflect the proper amount of Taxes payable for the applicable periods; (c) no deficiency for any Tax has been asserted or assessed by a taxing authority against or with respect to MDI or any of its Subsidiaries; (d) MDI and each of its Subsidiaries have provided adequate reserves in the Latest Balance Sheet for any Taxes that have not been paid, whether or not shown as being due on any returns; (e) the income Tax Returns of MDI and each of its Subsidiaries have never been audited and there are no pending actions or proceedings regarding Taxes relating to MDI or any of its Subsidiaries; (f) none of MDI or its Subsidiaries has waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to Taxes; and (g) neither MDI nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G (or any comparable provision of state, local or foreign law). As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or withrespect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

     IV.22 GUARANTEES: POWERS OF ATTORNEY. Except as set forth on Schedule 4.22, neither MDI nor any of its Subsidiaries is a party to any Guaranty, and none of them has executed any power of attorney or similar agreement.

     IV.23     ENVIRONMENTAL MATTERS.

          (a) DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means: (1) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act; (2) petroleum and petroleum products, byproducts and breakdown products including crude oil and any fractions thereof; (3) natural gas, synthetic gas, and any mixtures thereof;
(4) polychlorinated biphenyls; (5) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant or as a waste under any applicable Environmental Law; and (6) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any federal, state, foreign, or local law, rule or regulation now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including those relating to (1) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances or (2) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances.

          (b) ENVIRONMENTAL STATUS. Except as described in Schedule 4.23: (i) MDI and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) MDI and each of its Subsidiaries have obtained all permits, approvals, identification numbers, licenses or other authorizations required under any applicable Environmental Laws ("Environmental Permits") and are and have been in compliance with their requirements; (iii) such Environmental Permits do not, in connection with the Transactions, require the consent or approval of, or any filing with or notice to, any governmental authority; (iv) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Substances are being or have been treated, stored or disposed of on any owned or leased real property or on any real property formerly owned, leased or occupied by, MDI or any of its Subsidiaries; (v) there is no asbestos or asbestos-containing material on any owned or leased real property in violation of applicable Environmental Laws; (vi) MDI and its Subsidiaries have not released, discharged or disposed of Hazardous Substances at any real property owned by any third party except in compliance with Environmental Laws or any real property owned or leased or on any real property formerly owned or leased by MDI or any of its subsidiaries and none of such property is contaminated with any Hazardous Substances; (vii) neither MDI nor any of its Subsidiaries is undertaking, and neither MDI nor any of its Subsidiaries has completed, any investigation or assessment or remedial or response action relating to any such release, discharge or disposal of or contamination with Hazardous Substances at any site, location or operation, either voluntarily or pursuant to the order of any governmental authority or the requirements of any Environmental Law; and
(viii) there are no past or pending or, to the knowledge of the Stockholder or MDI, threatened actions, suits, demands, demand letters, claims, Liens,notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to Environmental Laws, any Environmental Permits or any Hazardous Substances against MDI or any of its Subsidiaries or any of their property which are outstanding or have been outstanding during the past two years, and there are no circumstances that could be expected to form the basis for any of the foregoing, MDI and its Subsidiaries have made available to Buyer copies of any environmental reports, studies or analyses in its possession relating to owned or leased real property or the operations of MDI or its Subsidiaries.

     IV.24 1997 MERGER AGREEMENT. Without limiting the generality of any representation, warranty, covenant or agreement set forth herein or made in connection herewith, except as set forth on Schedule 4.24, Stockholder and MDI each represent and warrant that they do not have knowledge that any of the representations, warranties, covenants and agreements of any party set forth in the Agreement and Plan of Merger, dated as of January 20, 1997, among Stockholder, MDI Acquisition Corporation, MDI and Advanced NMR Systems, Inc. (the "1997 Merger Agreement") were not true and correct in all respects as of the date thereof or as of the Effective Time, as defined therein. Stockholder and MDI represent and warrant that they do not have knowledge that any party to the 1997 Merger Agreement has violated, or will violate as a result of the execution, delivery and performance of this Agreement, any term, provision or agreement set forth in the 1997 Merger Agreement or any agreement executed in connection therewith. This Section 4.24 does not waive or affect any rights or remedies that Stockholder has or may have against any Person under the 1997 Merger Agreement. All consideration payable to Persons who were stockholders of record of MDI immediately prior to the Effective Time under the 1997 Merger Agreement has been finally paid, and no dissenters' or appraisal rights were asserted in connection with such transaction.

     IV.25 DISCLOSURE. No representation or warranty of Stockholder contained in this Agreement or the Schedules, and no certificate or notice furnished by or on behalf of Stockholder or MDI to Buyer or its agents pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     IV.26 CERTAIN ADDITIONAL REGULATORY MATTERS. (a) None of MDI, any Subsidiary of MDI, any Affiliate of MDI or any Subsidiary of MDI or the officers, directors, or employees or agents of MDI, any Subsidiary of MDI, any Affiliate of MDI or any Subsidiary of MDI (or Person having a direct or indirect ownership interest in MDI or any MDI Subsidiary within the meaning of 42 U.S. Section (S)1320a-7(b)(8)), and none of the Persons who provide professional services under Agreements with MDI or any Subsidiary of MDI or any Affiliate of MDI or any Subsidiary of MDI as agents of MDI or any Subsidiary of MDI, to the knowledge of each such Person, have engaged in any activities which constitute violations of, or are cause for imposition of civil penalties upon MDI or any Subsidiary of MDI for mandatory or permissive exclusion of MDI or any Subsidiary of MDI from Medicare or Medicaid, under (S) 1320a-7, 1320a-7b, or 1395m of Title 42 of the United States Code, the Federal Civilian Health and Medical Plan of the Uniformed Services state ("CHAMPUS"), or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which constitute violations of or deficiencies under the standards of any private accrediting organization from which MDI or any Subsidiary of MDI is accredited or seeks accreditation:

               (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

               (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

               (iii) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program that is (A) for an item or service that the Person presenting or causing to be presented knows or should know was not provided as claimed, or (B) for an item or service where the Person presenting knows or should know that the claim is false or fraudulent;

               (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid, or any other State Health Care Program or any Federal Health Care Program, or (iii) in return for, or ti induce, the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, service, or item for which payment may be made in w hole or in party by CHAMPUS, Medicare or Medicaid or any other State Health Care Program or any Federal Health Care Program; or

               (v) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program certification or any Federal Health Care Program certification, or (ii) information required to be provided under (S), 1124(A) of the Social Security Act ("SSA") (42 U.S.C.(S) 132a-3).

          (b) MDI has a Medicare provider number, and a participating provider agreement in force with a Medicare Part B carrier, in each locale, as applicable, in which MDI bills directly to Medicare for services furnished by MDI and the Subsidiaries of MDI.

          (c) MDI has a Medicaid number and a participating provide agreement in each state, as applicable, in which MDI bills directly to such states, Medicaid agency for services provided by MDI and the Subsidiaries of MDI.

     IV.27 MEDICARE/MEDICAID PARTICIPATION. None of MDI, any Subsidiary of MDI, any Affiliate of MDI or any Subsidiary of MDI, or the officers or directors of MDI or any Subsidiary of MDI who is expected to be an office, director, agent (as defined in 42 C.F.R. (S) 1001.1001(a)(2)), or managing employee (as defined in SSA (S) 1126(b) or any regulations promulgated thereunder) of MDI, any Subsidiary of MDI or any Affiliate of MDI or any Subsidiary of MDI, to the knowledge of each such Person: (1) has had a civil monetary penalty assessed against him, her or it under (S) 1128A of the SSA or any regulations promulgated hereunder; (2) has been excluded from participation under the Medicare program or a state health care program as defined in SSA (S) 1128(h) or any regulations promulgated thereunder ("STATE HEALTH CARE PROGRAM") or a federal health care program as defined in SSA (S) 1128B(f) ("FEDERAL HEALTH CARE PROGRAM"); or (3) has been convicted (as that term is defined in 42 C.F.R. (S) 1001.2) of any of the following categories of offenses as described in SSA (S) 1128(a) and (b)(1),
(2), (3) or any regulations promulgated thereunder:

               (i) criminal offenses relating to the delivery of an item or service under Medicare or any State Health Care Program or any Federal Health Care Program;

               (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service;

               (iii) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in party by any federal, state or local governmental agency;

               (iv) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense; or

               (v) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

     IV.28 PHYSICIAN RELATIONSHIPS. Except as set forth in SCHEDULE 4.28. neither MDI nor any Subsidiary of MDI has any "financial relationship" with any "referring physician" or an immediate family member of such physician, within those terms' meanings under 42 U.S.C. Section 1395nn.

     IV.29 OTHER HOSPITAL RELATIONSHIPS. Except as set forth in SCHEDULE 4.29, other than with respect to reading radiologists, neither MDI nor any Subsidiary of MDI has any lease or other arrangement with any hospital or other Person whereby MDI or any Subsidiary of MDI pays to or receives from the hospital or other Person rent or any other fee the amount of which is dependent in whole or in part on the gross or net revenues, net income, or cash flow of MDI or any Subsidiary of MDI.

                                      ARTICLE V
                                      COVENANTS

     During the period from the date of this Agreement to the Closing Date or the Termination Date, Stockholder agrees to cause MDI to perform all of MDI's covenants and agreements in this Article V and Buyer agrees to perform all of their covenants and agreements in this Article V, all as follows:

     V.1 INTERIM OPERATIONS OF MDI. MDI shall operate its business only in the ordinary and usual course consistent with past practices and shall use its best efforts to preserve intact its business organization and the goodwill of its customers, suppliers, employees and others having business relations with it and to continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without limiting the foregoing, except as may be contemplated in, or disclosed in
Schedule 5.1 or any other Schedule, without the written consent of Buyer, which shall not be unreasonably withheld, MDI and each of its Subsidiaries shall not:
(a) amend its articles or certificate of incorporation or bylaws or other organizational documents; (b) issue, sell or authorize for issuance or sale, shares of any class of its securities (including by way of stock split or dividend) or other equity interests or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities or other equity interests; (c) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests or any option, warrant or other right to purchase or acquire any such shares or equity interests; (d) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock or other equity interests except that cash dividends and cash distributions may be made to the extent of cash on hand; (e) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), other than dispositions in the ordinary course of business consistent with past practices, which could not have a Material Adverse Effect on MDI, (f) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any Lien, except Liens for taxes not currently due or Liens nt exceeding $50,000 in the aggregate; (g) create, incur or assume any liability or any Obligations, or become obligated in respect of any operating leases, in each event except as disclosed on Schedule 5.1, or cancel any debts or waive any claims or rights in an aggregate amount in excess of $50,000; (h) make or commit to make any capital expenditures in excess of $50,000 in the aggregate; (i) grant any increase in the compensation payable or to become payable to directors, officers or employees (including any such increase pursuant to any MDI Plan or otherwise), other than merit increases to officers and employees in the ordinary course of business and consistent with past practices, but in no event to exceed $50,000 in the aggregate; (j) enter into any agreement, arrangement or commitment that, if it existed on the date hereof, would be a Material Agreement, or amend or terminate any of same or any existing Material Agreement, or enter into, terminate or modify any contract, agreement or arrangement with Stockholder or any Affiliate thereof (except to the extent expressly contemplated hereby); (k) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices (including those relating to amortization and depreciation) therein reflected; (1) enter into any material commitment or transaction other than in the ordinary course of business consistent with past practices; (m) intentionally breach any representation, warranty or consent; (n) write off the value of any inventory or accounts receivable or increase the reserve for uncollectible receivables or obsolete, damaged or otherwise unsalable inventory, except as required by GAAP consistently applied or by law, or discount, factor, sell or otherwise transfer any account receivable; (o) approve any increase in the benefits payable under, or establish any new MDI Plan; (p) take any action which is reasonably likely to have a Material Adverse Effect on MDI, or materially hinder MDI in consummating the Transactions on or pior to the Termination
Date, or reduce or downsize its operations, reduce its work force or eliminate any operations; (q) make any Guaranty; (r) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly (i) to or for the benefit of any Affiliate of MDI or any of its Subsidiaries (except for salary and benefits as currently in effect and except in accordance with existing agreements and arrangements) or (ii) to any Person, except in the ordinary course of business consistent with past practices; (s) not (i) delay or postpone the payment of accounts payable, accrued expenses or other obligations or liabilities for a period of in excess of 45 days after their contractually stated due date, (ii) accelerate (whether by the offer of discounts, rebates or otherwise) the collection of any accounts receivable, or (iii) make any payments for the benefit of Stockholder or any of its Subsidiaries (other than MDI) or (iv) make any payments in respect of transaction expenses incurred in connection with the negotiation, execution and delivery of this Agreement and documents and agreements executed in connection herewith and the transactions contemplated hereby and thereby (including in connection with satisfying the conditions precedent in Article VII hereof); or (t) agree, whether in writing or otherwise, to do any of the foregoing.
Stockholder shall use its best efforts not take or omit to take any action which would render any of its representations or warranties herein untrue or misleading or which would be a breach of any of any of its covenants herein.

     V.2 ACCESS. MDI shall: (a) afford to Buyer and its agents and representatives reasonable access to the properties, books, records and other information of MDI and its Subsidiaries, provided that such access shall be granted upon reasonable notice and at reasonable times during normal business hours; (b) use its reasonable efforts to cause MDI's personnel to assist Buyer in its investigation of MDI and its Subsidiaries pursuant to this Section 5.2; and (c) furnish promptly to Buyer all information and documents concerning the business, assets, liabilities, properties and personnel of MDI and its Subsidiaries as Buyer may from time to time reasonably request. In addition, from the date of this Agreement until the Closing Date, MDI shall cause one or more of its officers to confer on a regular basis with officers of Buyer and to report on the general status of the ongoing operations of MDI and its Subsidiaries.

     V.3 CONFIDENTIALITY. Except as otherwise required by law or in the performance of obligations under this Agreement, any nonpublic information received by a party or its advisors, agents or representatives from the other party shall be kept confidential and shall not be used or disclosed for any purpose other than in furtherance of the Transactions. The obligation of confidentiality shall not extend to information which: (a) is or becomes generally, available to the public other than as a result of a disclosure by a party in violation of this Agreement; (b) was in the lawful possession of a party prior to its receipt from the other party; or (c) becomes available to a party on a nonconfidential basis from a source other than a party to this Agreement, provided such source is not known to be in violation of a confidentiality agreement. Upon termination of this Agreement, each party shall, upon request, promptly return or destroy any confidential information received from the other party. The covenants of the parties contained in this Section
5.3 shall survive any termination of this Agreement but shall terminate at the Closing, if it occurs, with respect to information concerning MDI and its Subsidiaries.

     V.4 NOTIFICATION. Stockholder and MDI shall promptly notify Buyer in writing of the occurrence, or threatened occurrence, of its obtaining knowledge of: (a) any event that would constitute a breach of this Agreement by Stockholder or MDI or could be expected to have a Material Adverse Effect on Stockholder and MDI or on their ability to consummate the Transactions on or prior to the Termination Date; (b) any event that would cause any representation or warranty made by Stockholder and MDI in this Agreement to be false or misleading in any material respect; (c) any other matter which occurs after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be disclosed herein; PROVIDED, HOWEVER, that the delivery of any notice under this Section 5.4 shall not cure any breach of any provision of this Agreement or otherwise limit or affect the remedies available to the Buyer; (d) any notice from any governmental or regulatory authority relating to the Transactions; and (e) any notice or communication from any Person suggesting that any notice, consent, filing or similar item is necessary to consummate the Transactions. Buyer shall promptly notify Stockholder in writing of the occurrence or threatened occurrence, of its obtaining knowledge of: (a) any event that would constitute a breach of this Agreement by Buyer or could be expected to have a Material Adverse Effect on Buyer or on its ability to consummate the Transactions on or prior to the Termination Date; (b) any event that would cause any representation or warranty made by Buyer in this Agreement to be false or misleading in any material respect; (c) any other matter which occurs after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be disclosed herein; PROVIDED, HOWEVER, that the delivery of any notice under this Section 5.4 shall not cure any breach of any provision of this Agreement or otherwise limit or affect the remedies available to the Stockholder; (d) any notice from any governmental or regulatory authority relating to the Transactions; and (e) any notice or communication from any Person suggesting that any notice, consent, filing or similar item is necessary to consummate the Transactions. Buyer will provide to Stockholder true and complete copies of all reports or notices to and other communications with any governmental or regulatory authority relating to Buyer between the date of this Agreement and the Closing Date. MDI will provide to Buyer true and complete copies of all reports or notices to and other communications with any governmental or regulatory authority relating to MDI between the date of this Agreement and the Closing Date.

     V.5 CONSENT OF GOVERNMENTAL AUTHORITIES AND OTHERS. Each of Buyer, Stockholder and MDI agrees to file, submit or request promptly after the date of this Agreement and to prosecute diligently any and all consents, approvals, authorizations, registrations, qualifications, filings, applications and notices appropriate for filing or submission to any governmental authorities, as provided in Sections 3.4 and 4.4. Each of Buyer, MDI and Stockholder agrees to file, submit or request promptly after the date of this Agreement and to prosecute diligently any and all consents, approvals, authorizations, registrations, qualifications, filings, applications and notices appropriate for filing or submission to the Persons which are required for, or otherwise in furtherance of; the consummation of Transactions. Each of Buyer, MDI and Stockholder shall promptly make available to the other such information as each of them may reasonably request relating to its business, assets, liabilities, properties and personnel as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any governmental authority, and shall update by amendment or supplement any such information given in writing. Each of Buyer, MDI and Stockholder represents and warrants to the other that such information, as amended or supplemented, shall be true, correct and complete and not misleading.

     V.6 ACQUISITION PROPOSALS; NO SOLICITATION. Stockholder shall not, nor will it permit MDI or any of their respective directors, officers, employees or agents to, directly or indirectly: (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to, directly or indirectly, acquire all or a substantial portion of the business or properties, or any of the capital stock or securities, of MDI or any of its Subsidiaries, whether by merger, consolidation, share exchange, business combination, purchase of assets, lease of assets, exchange of assets, pledge of assets, other disposition of assets or otherwise (an "Acquisition Transaction"); or (b) except as required by law, disclose to any Person, other than Buyer or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of MDI and its Subsidiaries, or afford to any Person other than Buyer and its agents access to the properties, books or records of MDI and its Subsidiaries. If Stockholder or MDI receives any offer or proposal, written or otherwise, of the type referred to above, Stockholder shall promptly inform Buyer of such offer or proposal and furnish Buyer with a copy thereof if such offer or proposal is in writing.

     V.7 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of Stockholder, MDI and Buyer shall use commercially reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its control to cause to be fulfilled: (a) those conditions precedent to its obligations to consummate the Transactions; and (b) those actions upon which the conditions precedent to the other party's obligations to consummate the Transactions are dependent. Without limiting the generality of the foregoing, the parties shall in good faith vigorously defend any action seeking to enjoin, prohibit or materially, restrict the Transactions. Notwithstanding the foregoing, the parties shall each make the appropriate filing under the HSR Act on or prior to April 10, 1998.

     V.8 PUBLICITY. Stockholder and Buyer agree to cooperate in issuing any press release or other public announcement (including any filings made with the Commission) concerning this Agreement or the Transactions. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable to fulfill such party s disclosure obligations under applicable law or the rules of NASDAQ.

     V.9 INTERCOMPANY RECEIVABLES. At the Closing Date, (a) all obligations of Stockholder and its Subsidiaries (except MDI and its Subsidiaries) to MDI and its Subsidiaries shall be satisfied in accordance with their terms and (b) all obligations of MDI and its Subsidiaries to Stockholder shall be eliminated or otherwise canceled in a manner which does not and will not have any adverse Tax consequences on MDI or any of its Subsidiaries. Each of the obligations described in clauses (a) and (b) of this Section 5.9 as of the date of this Agreement are set forth on Schedule 5.9.

     V.10 GUARANTIES. The Stockholder or one of its Subsidiaries is the guarantor of certain obligations of MDI and/or its Subsidiaries, as set forth on
Schedule 5.10. The parties shall use commercially reasonable efforts to cause such guarantees to be released prior to the Closing; PROVIDED, HOWEVER, that neither party shall be obligated to pay any monies in satisfaction of its obligations as a result of this Section 5.10.

     V.11 INSURANCE MATTERS. On or prior to the tenth day after this Agreement is executed, Stockholder shall use its commercially reasonable efforts to deliver to Buyer a list of MDI's and its Subsidiaries' premiums and losses by year and the type of coverage for the past five years.

     V.12 CONFIDENTIALITY ARRANGEMENTS. As of the Closing, Stockholder hereby assigns to Buyer its entire right, title and interest in and to all of the confidentiality provisions of the letter of intent, dated March 6, 1998, and the confidentiality agreement, dated December 8, 1997, between Stockholder and InSight Health Services Corp.


                                      ARTICLE VI
                                ADDITIONAL AGREEMENTS

     VI.1 [INTENTIONALLY OMITTED.]

     VI.2 SCHEDULES. Any item disclosed in any schedule shall be deemed disclosed in all schedules; the inclusion of any item in any schedule shall not, in and of itself, be indicia that such item is "material."

     VI.3 SURVIVAL OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Except as otherwise provided therein, the covenants and agreements of Buyer, Stockholder and MDI contained in this Agreement shall survive the Closing Date without limitation. Notwithstanding any right of Buyer fully to investigate the affairs of MDI and its Subsidiaries and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, all representations and warranties of Buyer, Stockholder and MDI contained in this Agreement shall survive the Closing until 18 months after the Closing Date except for the representations and warranties (a) contained in Sections 3.2, 4.2, 4.6(d), 4.8,

4.9, 4.12, 4.13 and 4.22 which shall survive the Closing Date without limitation as to time, and (b) relating to Taxes of any kind or to Tax related matters, including, in respect of Section 4.21 and contained in
Section 4.17 to the extent arising out of, in connection with or incident to liabilities or obligations of Stockholder or its Affiliates (other than MDI and its Subsidiaries) (the "Employment Amounts"), which in each case shall survive the Closing Date under the date which is thirty (30) days after the date the applicable statute of limitations for the payment, collection or assessment of any such Tax has expired.

     VI.4 INDEMNIFICATION.

          VI.4.1 Subject to the limitations set forth in Section 6.4.4, Stockholder agrees to indemnify and hold harmless Buyer and if the Closing occurs, MDI and its Subsidiaries and their assigns from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, settlements, fines, assessments, losses, Taxes, penalties, interest, costs and expenses, including reasonable fees and disbursements of counsel, in each event net of tax benefits related thereto (collectively, "Losses") arising from, in connection with, or incident to: (a) any breach or violation of any of the representations, warranties, covenants or agreements of Stockholder or MDI contained in this Agreement or in any document or certificate delivered by Stockholder or MDI at or prior to the Closing; (b) any legal, administrative or other proceeding, arbitration or investigation set forth on Schedule 4.8; (c) any Guaranty by MDI or any of its Subsidiaries of the Indebtedness of any other Person other than MDI or any of its Subsidiaries; and (d) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses incidental to any of the foregoing. Buyer agrees to reimburse Stockholder and/or any of its Subsidiaries for any payment or expense made under any guarantee referenced in Section 5.10, without regard to any cap, basket or other limitation on indemnity contained herein. Buyer shall at all times cooperate with Stockholder in obtaining the release of such guarantees, including, but not limited to, making available relevant information to the beneficiaries of such guarantees, offering substitute guarantees and providing letters of credit or other security. Notwithstanding anything to the contrary set forth herein, Losses shall not be deemed to include any consequential incidental, special, exemplary, punitive or similar damages, and no party shall be liable to any other party in connection herewith with respect to any such damages. Stockholder shall, at the reasonable request of Buyer and at Buer's expense, prosecute claims for indemnity under the 1997 Merger Agreement, or in the alternative, Buyer may prosecute such claims, at its expense, in the name of Stockholder. The parties will cooperate in connection therewith. Any claim for indemnity must state with reasonable particularity, the provision of this Agreement giving rise thereto, the facts giving rise to the alleged basis for the claim and, if then determinable, an estimate of the amount of Losses resulting therefrom.

          VI.4.2 Subject to the limitations set forth in Section 6.4.4, Buyer agree, jointly and severally, to indemnify and hold harmless Stockholder from, against and in respect of, the full amount of any and all Losses arising from, in connection with, or incident to: (a) any breach or violation of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement or in any document or certificate delivered by Buyer at or prior to the Closing; and (b) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses incidental to any of the foregoing.

          VI.4.3 A party or parties hereto agreeing to be responsible for or to indemnify, against any matter pursuant to this Section 6.4 is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnity is referred to as the "Indemnified Party." An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to each Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within ten
(10) business days of the receipt of any written claim from any such third party, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to each Indemnifying Party; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced. The Indemnifying Party shall, in the name of the Indemnified Party or the Indemnifying Party, in good faith and at its sole cost and expense prosecute, contest and defend, by all appropriate legal proceedings with counsel reasonably satisfactory to the Indemnified Party, all such claims. The Indemnified Party shall have the right, at its own expense, to participate in such proceedings and to be represented by, separate attorneys of its choice. If the Indemnifying Party has not been notified of a claim as provided herein or is directing the defense in connection with a claim, the Indemnified Party shall not admit liability with respect to any claim or settle, compromise, pay or discharge the same without the prior written consent of the Indemnifying Party, and Indemnified Party shall enter into any settlement so long as the Indemnifying Party agrees to pay the entire amount of such settlement. The Indemnifying Party shall have no indemnification obligations with respect to or in connection with a claim if the Indemnified Party fails to strictly comply with the immediately preceding sentence. The Indemnified Party shall not otherwise unreasonably object to any settlement proposed by the Indemnifying Party. The Indemnified Party and the Indemniying Party agree to afford one another the opportunity to be present at, and to participate in, conferences with all Persons asserting claims for which indemnification is sought hereunder. The Indemnified Party and the Indemnifying Party shall actively cooperate with and assist each other to the extent lawful and reasonably possible. The Indemnified Party shall be kept fully informed of the defense of any such claim at all stages thereof. If the Indemnifying Party fails to timely and in good faith defend against any such claim, the Indemnified Party shall, after providing 10 days prior written notice to the Indemnifying Party, have the right, but not the obligation, to defend the same and may make any compromise or settlement thereof and recover and be indemnified for the entire cost thereof from the Indemnifying Party. If, in good faith, the Indemnified Party concludes that there are specific defenses or counterclaims available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party then the Indemnified Party shall have the right to direct the defense of any such claim if not doing so would materially prejudice the Indemnified Party due to the difference of such defenses or counterclaims, and the Indemnifying Party shall bear the expenses thereof. If the Indemnified Party is, directly or indirectly, conducting a defense against any such claim, the Indemnifying Party shall (i) cooperate with the Indemnified Party in any such defense and make available to it all such witnesses, records, materials and information in its possession or under its control and (ii) be entitled to participate in such defense as its own cost and expense.

          VI.4.4 (a) Stockholder shall not be liable to Buyer hereunder unless and until and only to the extent the cumulative aggregate claims of Buyer against Stockholder exceed $750,000 (the "Threshold Amount"), and (b) Buyer shall not be liable to Stockholder hereunder unless and until and only to the extent the cumulative aggregate claims of Stockholder against Buyer and the Threshold Amount. Notwithstanding the foregoing, the Threshold Amount and the Stockholder Cap Amount and the Buyer Cap Amount shall be inapplicable with respect to indemnification obligations of a party arising in connection with the breach of any provision of Sections 4.6(d), 4.12, 4.13 and 4.22 or Articles II, V (except Section 5.1 or 5.4), VI (except Section 6.4.1 as it relates to breaches of representations and warranties other than with respect to Sections 4.6(d), 4.12, 4.13 and 4.22) or VII. Notwithstanding the foregoing, the Stockholder Cap Amount shall be inapplicable with respect to Section 4.8. For purposes of the calculation under this Section 6, there shall be an offset against claims of an amount equal to the amount of any cash payment actually received by an Indemnified Party after the Closing Date covering any such claim from any insurance policy. Notwithstanding anything to the contrary set forth herein, Stockholder shall not be liable to Buyer for matters arising hereunder or in connection herewith in an amount in excess of (i) the Purchase Price with respect to (A) Taxes, (B) Employment Amounts and (C) the representations and warranties of Stockholder and MDI set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.9, and (ii) $15,000,000 with respect to all other representations and warranties of Stockholder and MDI set forth in this Agreement (the "Stockholder Cap Amount"). Notwithstanding anything to the contrary set forth herein, Buyer shall not be liable to Stockholder for matters arising hereunder or in connection herewith in an amount in excess of $15,000,000 ("Buyer Cap Amount").

          VI.4.5 The parties hereto agree that indemnification pursuant to this Section 6.4 is the sole and exclusive monetary remedy of the parties for breach of contract for the breach of any representation, warranty, covenant or agreement of any party hereto under this Agreement or for any other claim arising hereunder or in connection herewith; PROVIDED, HOWEVER, that the foregoing shall be inapplicable to intentional and willful breaches or violations and shall not preclude any party from pursuing any equitable remedies available to it.

     VI.5 GENERAL RELEASE. As a material inducement for Buyer to enter into this Agreement, effective as the Closing Date, except for claims in connection herewith and except as expressly set forth on Schedule 6.5, Stockholder, on behalf of itself and its Subsidiaries, hereby unconditionally and irrevocably, releases and forever discharges, effective as of the Closing Date, MDI and its respective Subsidiaries from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, suspected or unsuspected, relating to MDI and/or any of its Subsidiaries which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date. Stockholder expressly intends that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by Stockholder.

     VI.6 ASSIGNMENT OF RIGHTS OF STOCKHOLDER UNDER 1997 MERGER AGREEMENT. Effective as of the Closing Date, Stockholder shall, to the extent permitted by the 1997 Merger Agreement, be deemed to have assigned, without recourse, to Buyer all of Stockholder's right, title and interest in and to, and all of its benefits and privileges, if any, under the 1997 Merger Agreement, including those relating to indemnification, if any, it being understood that such rights, by their terms, are not assignable.

     VI.7 POST-CLOSING ACCESS AND COOPERATION.  After the Closing, MDI and
Buyer   shall permit the Seller reasonable access to all books and records and employees and agents of MDI and its Subsidiaries as may be necessary or advisable in connection with the preparation of tax returns or the prosecution or defense of any audits or third-party claims or otherwise reasonably requested by Stockholder for proper business purposes; and MDI and Buyer shall cooperate in connection with the foregoing. This Section shall survive the Closing.

     VI.8 RESTRICTIVE COVENANTS.

          VI.8.1 NONCOMPETITION. Stockholder recognizes that to assure Buyer that Buyer will retain the value of MDI as a "going concern," it is necessary, upon the terms and subject to the conditions hereof, that Stockholder undertakes not to utilize its special knowledge of the business of MDI and its Subsidiaries and their relationships with customers and suppliers of MDI and its Subsidiaries to compete with Buyer or MDI or its Subsidiaries. Stockholder hereby agrees that it shall, for a period from the Closing Date until the third anniversary thereof (such aggregate period being hereinafter referred to as the "Covenant Period") refrain from, anywhere within a 30-mile radius of any fixed site or any stop on any mobile route at which MDI conducts business as of the date of this Agreement, or has conducted business prior to the Closing Date, directly or indirectly, owning, managing, operating, controlling or financing, or participating in the ownership, management, operation, control or financing of, or being connected with or having any interest in, or otherwise taking any part as a stockholder, director, officer, employee, consultant, independent contractor, partner or otherwise in any mobile or fixed diagnostic imaging business competitive with that engaged in by MDI as of the Closing Date, including providing mobile radiology, MRI, CT or other mobile or fixed diagnostic imaging services (the "Competitive Business"); provided, however, that the foregoing shall not apply solely to the ownership of not more than two percent (2%) of the outstanding capital stock of any company listed by a national securities exchange or an over-the-counter stock listed by the National Association of Securities Dealers; and, provided, further, that the foregoing shall not restrict Stockholder from acquiring, owning, managing, operating, financing and controlling a Competing Business to the extent the Competing Business (A) is part of (or a subsidiary of) an entity acquired by Stockholder which (i) on a consolidated basis derives less than 20% of its revenue from a Competing Business or (ii) on a consolidated basis derives less than half of its revenues from a Competing Business, so long as such Competing Business is disposed of within one year of its acquisition and does not increase the number of units operated by such Competing Business and (B) does not in any manner solicit or accept referrals from radiologists who refer business to MDI and its Subsidiaries; and, provided, further, that the foregoing shall not restrict the activities of any entity or its Affiliates which may acquire the whole or any part of Stockholder or any of its Subsidiaries provided that such entity or its Affiliates (x) is a Competing Business at the time of such acquisition, (y) does not use in any manner any confidential or proprietary information of MDI or any of its Affiliates and
(z) does not use any assets or other resources of Stockholder or any of its Affiliates in connection with any Competing Business.

          VI.8.2 CONFIDENTIAL INFORMATION. Stockholder agrees not to at any time subsequent to the Closing Date, disclose, directly or indirectly, to any Person, or use or cause or authorize any Person to use any confidential information relating to MDI or any of its Subsidiaries, including information concerning financial condition, results of operations, customers, suppliers, services, inventions, sources, leads or methods of obtaining new products, services or business, intangible property or methods of operating their businesses or any other information relating to MDI or any of its Subsidiaries which Stockholder knows or should know is actually confidential and valuable and proprietary to MDI; PROVIDED, HOWEVER, that this Section

6.8.2 shall not restrict the disclosure of confidential information (a) to any governmental entity to the extent required by law or (b) which is publicly known and available through no wrongful act of Stockholder or its Affiliates.

          6.8.3 SOLICITATION OF BUSINESS. During the Covenant Period, Stockholder agrees that it will not, directly or indirectly, at any time solicit or cause or authorize directly or indirectly to be solicited, or accept or cause or authorize directly or indirectly to be accepted, for or on behalf of itself or other Persons, any Competitive Business of MDI or any of its Subsidiaries from Persons who were customers of MDI or any of its Subsidiaries at any time within one year prior to the Closing Date.

          6.8.4 SOLICITATION OF PERSONNEL. During the Covenant Period, Stockholder agrees that it will not solicit or cause or authorize, directly or indirectly, to be solicited for employment or employ or cause or authorize, directly or indirectly, to be employed or engaged as an employee, independent contractor or sales agent, for or on behalf of itself or any other Person, any Person who was an employee, independent contractor or sales agent of MDI or any of its Subsidiaries at the Closing Date or whose employment was terminated within 90 days prior to or within 183 days after the Closing Date by Buyer, MDI or any of its Subsidiaries; PROVIDED that the foregoing shall not apply, to an employee of both MDI or any of its Subsidiaries and also of Stockholder or any of its Subsidiaries, all of whom are set forth on Schedule 6.8.4.

          6.8.5 USE OF SYMBOLS. Stockholder agrees not to at any time after the Closing Date, directly, or indirectly, use or authorize any Person (i) to use any name, mark, logo or other identifying words or images (collectively, "Symbols") which are similar to those used br MDI or any of its Subsidiaries in connection with any business product or service, whether or not competitive with any business then being carried on by MDI or any of its Subsidiaries or any product or service then being sold or provided by MDI or any of its Subsidiaries, except to the extent that any such Symbols primarily relate to Stockholder.

          6.8.6 INJUNCTIVE RELIEF. Stockholder acknowledges that it would be very difficult or impossible to measure the damages resulting from the breach of any provision of this Section 6.8. Stockholder further acknowledges that the restrictions herein are reasonable and reasonably necessary for the protection of the legitimate business interests and goodwill of MDI and Buyer, and that a violation by Stockholder of any such covenant will cause irreparable damage to MDI and Buyer. Therefore, Stockholder hereby agrees that any breach or threatened breach by it of any provision of this Section 6.8 shall entitle MDI and Buyer, in addition to any other legal remedies available to them, to a temporary and permanent injunction or any other appropriate decree of specific performance (without any bond or security being required) in order to enjoin such breach or threatened breach. It is the desire and intent of the parties that the provisions of this Section 6.8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular subparagraph or portion of this Section 6.8 shall be adjudicated to be invalid or unenforceable, this Section 6.8 shall not be deemed null and void and shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 6.8 in that particular jurisdiction in which such adjudication is made. If any provisions of this Section 6.8 relating to the time period, scope of activities or areas of restrictions shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activities or area such court deems reasonable and enforceable, the time period, scope of activities or areas of restrictions shall thereafter be deemed the maximum which such court deems reasonable and enforceable.

     VI.9 TAX MATTERS.

          VI.9.1 TAX AND OTHER FILINGS. Upon the request of any party, each other party shall on and after the Closing Date cooperate with the requesting party and provide the requesting party with such information and execute and deliver such documents as the requesting party may reasonably request with respect to the filing and auditing of Tax Returns and financial statements with respect to any required filings with any government agencies or related claims with respect to MDI and its Subsidiaries for all periods prior to the Closing Date. Buyer further agrees to maintain the records of MDI and its Subsidiaries received by reason of the Closing relating to the period prior to or after the Closing Date for a period of seven years, provided that should Buyer decide to dispose of any such records prior to the end of such seven-year period it shall give prior written notice to the Stockholder so that the Stockholder may determine to take possession of any of the records sought to be disposed of.

          VI.9.2 Stockholder and Buyer shall make timely and valid elections pursuant to Code Section 338(h)(10) (and any analogous state and local tax provisions) (the "Section 338(h)(10) Elections") regarding the sale and purchase of the stock of MDI and the MDI Subsidiaries under this Agreement. Neither the Seller nor the Purchaser will take any action, including, without limitation, any action in connection with the filing of federal, state or local income Tax returns of any Person, which would be inconsistent with or prejudice the Section 338(h)(10) Elections. Stockholder and buyer shall use their best efforts to agree, on or prior to the Closing Date, to an allocation of the Purchase Price (together with liabilities assumed hereunder and other relevant items) among the assets of MDI and the MDI Subsidiaries (the "PURCHASED ASSETS"). such allocation will comply with the requirements of Code Section 338(h)(10) and the regulations thereunder. Stockholder and Buyer shall, to the extent permitted by applicable law, file all Tax Returns in accordance with that allocation and they will not take, nor will they permit any Affiliate to take, any position inconsistent with that allocation unless otherwise required by applicable law.

          VI.9.3 RETURNS FOR TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Stockholder shall file (or cause to be filed) any Tax Returns of MDI and its Subsidiaries for Tax periods ending on or before the Closing Date which are to be filed after the Closing Date. (including Tax Returns relating to the Section 338(h)(10) Elections). Such Tax Returns shall be prepared on a basis consistent with past practice to the extent such past practice is consistent with all state, local and foreign Tax laws, rules and regulations. Stockholder shall be responsible for all Taxes of MDI, its Subsidiaries and any person with which MDI, or its Subsidiaries files or has filed a consolidated or combined Tax Return for all Tax periods ending on or prior to the

Closing Date but after the Acquisition Date, including all Taxes relating to the Section 338(h)(10) Elections, and Stockholder shall indemnify Buyer and its Affiliates and assigns against, and hold them harmless from, any and all such Taxes and any liabilities with respect thereto.

          VI.9.4 CONTEST. Stockholder shall be responsible for conducting any Tax audit or contest relating to Taxes that are the responsibility of the Stockholder hereunder, PROVIDED, HOWEVER, that Buyer shall have the right to participate in such audit or contest and to employ counsel of its own choice at its own expense for purposes of such participation; provided further, that Stockholder (or any affiliate) may not settle such audit or contest, or otherwise conduct such audit or contest, in a manner that would have an adverse effect on Buyer, MDI or its Subsidiaries after the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

          VI.9.5 RETURNS FOR TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall file (or cause to be filed) any Tax Returns of MDI and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice to the extent such past practice is consistent with all state, local and foreign Tax laws, rules and regulations. Buyer shall send copies of such Tax Returns to Stockholder. Stockholder shall pay to Buyer within ten days of the date on which Taxes are paid with respect to such periods an amount equal to the Tax liability of MDI and its Subsidiaries for the portion of such period ending on the Closing Date. Such Tax liability shall be computed as if the Tax periods of MDI and its Subsidiaries ended on the Closing Date and included an allocable share of the income, deductions and other Tax items of MDI and its Subsidiaries. The income, deductions and other Tax items of MDI and its Subsidiaries for such Tax periods shall be allocated to the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date by closing the books of MDI and its Subsidiaries as of the end of the Closing Date. Stockholder shall be entitled to a pro rata share of any refunds relating to such pre-closing periods.

     Without regard to the foregoing, the parties hereto agree that in view of the closing of MDI's tax year, for federal and state income tax purposes, on the Closing Date in accordance with Section 6.9.3 hereof, this Section 6.9.5 shall be inapplicable to the federal and state income tax returns of MDI and its Subsidiaries.

     VI.10 STOCKHOLDER'S OBLIGATIONS. Except with respect to Taxes, after the Closing, Buyer and MDI shall cause the discharge in accordance with their terms of all obligations of MDI and/or any of its Subsidiaries for which Stockholder and/or any of its other Subsidiaries may be liable, by way of guarantee or otherwise. Buyer and MDI shall use their best efforts to cause all guarantees referenced in Section 5.11 to be released by, among other things, offering substitute guarantees, providing information to the beneficiaries of such guarantees and providing letters of credit. Without regard to any limitation on liability or indemnification, Buyer and MDI shall immediately reimburse Stockholder and any other guarantor listed on Schedule 5.11 for any
payments made pursuant to any such guarantee.   This Section shall survive the
Closing.

     VI.11 LETTER OF CREDIT. At the Closing, Buyer shall deliver one or more letters of credit issued for its account by its principal bank to The Chase Manhattan Bank ("Chase") to collateralize letters of credit currently issued for the account of MDI, and MDI shall be deemed to have irrevocably assigned and transferred to Stockholder the $700,000 of cash currently collateralizing such letters of credit; and if all or any part of such cash collateral is delivered to MDI or Buyer the same shall forthwith be delivered to Stockholder; PROVIDED, HOWEVER, if Chase does not accept such letters of credit as collateral on such MDI letters of credit on or prior to the Closing, Buyer shall be obligated to deliver to Stockholder at the Closing, in lieu of $700,000, an amount equal to the present value of $700,000 discounted back to the Closing Date at the rate of ten percent (10%) per annum from the date of maturity of the Indebtedness which the MDI letters of credit secure. The parties shall use commercially reasonable efforts to cause Chase to accept such substituted letters of credit. The adjustments contemplated by this Section 6.11 shall be deemed upward purchase price adjustments.

     VI.12 CLIFTON, NEW YORK PROJECT. At the Closing, Buyer shall reimburse Stockholder for all expenditures made and all indebtedness incurred in furtherance of the Clifton, New York project up to a maximum aggregate amount of $2,025,000; and such reimbursement shall be deemed a purchase price adjustment.


                                     ARTICLE VII
                      CLOSING; CONDITIONS PRECEDENT; TERMINATION

     VII.1 CLOSING. At the Closing, the parties shall deliver to each other such documents as may be specified, or required to satisfy the conditions set forth, in Sections 7.2, 7.3 and 7.4, and such other documents and instruments as each party may reasonably request from the other party. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

     VII.2 MUTUAL CONDITIONS PRECEDENT. The respective obligations of the parties to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions.

          (a   GOVERNMENTAL CONSENTS.  All consents and approvals required by governmental authorities for the consummation of the Transactions shall have been obtained, except where the failure to obtain such consent or approval would not have a Material Adverse Effect on Stockholder or MDI, including the expiration or termination of any notice and waiting period under the HSR Act, provided that Buyer shall be entitled to indemnification under Section 6.4 for any and all Losses incurred by Buyer arising from, in connection with, or incident to any such failure.

          (b   NO LITIGATION.  No litigation, arbitration or other proceeding shall be pending or, to the knowledge of the parties, threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts the consummation of the Transactions.

     VII.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions.

          (a   REPRESENTATIONS AND WARRANTIES TRUE.  The representations and warranties of Stockholder and MDI contained in this Agreement and in any certificate or notice delivered pursuant to this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in a11 respects after giving effect to the materiality qualification contained in such representations and warranties) as of the Closing Date with the same force and effect as though made on and as of such date, except to the extent that such representations and warranties by their terms are specifically made as of an earlier date.

          (b   COVENANTS PERFORMED.  The covenants of Stockholder and MDI contained in this Agreement to be performed or complied with on or prior to the Closing Date shall have been duly performed or complied with in all material respects.

          (c   CONSENTS.  Stockholder shall have obtained all consents and approvals required to effectuate the Transactions on behalf of MDI and its Subsidiaries, all of which shall have been obtained without the imposition of any materially adverse terms or condition, except where the failure to obtain the same would not have a Material Adverse Effect on MDI.

          (d   CERTIFICATE OF STOCKHOLDER.  Stockholder shall have delivered to
Buyer a certificate executed by its Chief Executive Officer and Chief Financial Officer, dated the Closing Date, certifying that the conditions specified in Sections 7.3(a) and (b) have been fulfilled.

          (e   INTERCOMPANY RECEIVABLES.  All obligations of Stockholder and its
Subsidiaries (except MDI and its Subsidiaries) to MDI and its Subsidiaries shall have been satisfied in accordance with their terms.

          (f   RESIGNATIONS.  Stockholder shall have delivered such resignations of officers and directors of MDI and its Subsidiaries as Buyer shall have requested.

          (g   LEGAL OPINION.  Buyer shall have been furnished with an opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., counsel for Stockholder, dated the Closing Date, in substantially the form attached hereto as Exhibit 7.3(g).

     VII.4 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF STOCKHOLDER AND MDI. The obligations of Stockholder and MDI to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions:

          (a   REPRESENTATIONS AND WARRANTIES TRUE.  The representations and warranties of Buyer contained in this Agreement or in any certificate or notice delivered pursuant to this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects after giving effect to the materiality qualifications contained in such representations and warranties) as of the Closing Date with the same force and effect as though made on and as of such date, except to the extent such representations and warranties by their terms are specifically made as of an earlier date.

          (b   COVENANTS PERFORMED.  The covenants of Buyer contained in this
Agreement to be performed or complied with on or prior to the Closing Date shall have been duly performed or complied with in all material respects.

          (c   BUYER CERTIFICATE.  Buyer shall have delivered to Stockholder a certificate executed by its President or a Vice President, dated the Closing Date, certifying that the conditions specified in Sections 7.4(a) and (b) above have been fulfilled.

          (d   INTERCOMPANY RECEIVABLES.  All obligations of MDI and its
Subsidiaries to Stockholder for advances subsequent to the date hereof shall have been satisfied.

     VII.5 TERMINATION. This Agreement and the Transactions may be terminated prior to the Closing:

          (a   at any time by mutual consent of the parties;

          (b   by either party if the Closing has not occurred on or prior to
June 30, 1998 (the "Termination Date"), provided the failure of the Closing to occur by such date is not the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder.

          (c   by Buyer at any time in its sole discretion if any of the
representations or warranties of Stockholder in this Agreement are not in all material respects true and accurate or if Stockholder breaches in any material respect any covenant contained in this Agreement, provided that if such misrepresentation or breach is reasonably curable, it is not cured within 30 business days after written notice thereof specifying the nature of the breach, but in any event prior to the Termination Date;

          (d   by, MDI or Stockholder at any time in its sole discretion if any of the representations or warranties of Buyer in this Agreement are not in all material respects true and accurate or if Buyer breaches in any material respect any covenant contained in this Agreement, provided that if such misrepresentation or breach is reasonably curable, it is not cured within 30 business days after written notice thereof specifying the nature of the breach, but in any event prior to the Termination Date.

     If this Agreement is terminated pursuant to this Section 7.5, this Agreement shall terminate and become void and of no force and effect, the Transactions shall be abandoned without further action br any of the parties to this Agreement, and no party to this Agreement shall have any liability or further obligation under this Agreement, except for the agreements contained in Sections 5.3 (Confidentiality), 8.7 (Fees and Expenses), 8.10 (Litigation; Prevailing Parties), 8.12(Governing Law) and 8.13 (Jurisdiction and Venue); provided that any termination of this Agreement pursuant to this Section 7.5 shall not relieve any party from any liability for the breach of any representation, warranty or covenant contained in this Agreement or be deemed to constitute a waiver of any remedy available for such breach and provided further that in the event such breach is not willful or otherwise intentional the breaching party's liability shall be limited to reimbursing the non-breaching party its reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) not to exceed $250,000 in the aggregate.


                                     ARTICLE VIII
                                    MISCELLANEOUS

     VIII.1 NOTICES. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by registered mail, return receipt requested, postage prepaid, or sent by, prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice), to the attention of the President of such party. Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or (b) in the case of registered U.S. mail, five days after deposit in the U.S. mail.

     VIII.2 ENTIRE AGREEMENT. This Agreement among the parties contain every obligation and understanding be given the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

     VIII.3 ASSIGNMENT. This Agreement and the rights and obligations of the parties hereto may not be assigned by any party without the written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     VIII.4 WAIVER AND AMENDMENT. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by its board of directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach of default by such other party.

     VIII.5 NO THIRD PARTIES BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     VIII.6 SEVERABILITY. If any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

     VIII.7 EXPENSES. All expenses (including legal fees and expenses, investment banking fees, fees and expenses of accountants) incurred by Stockholder or MDI in connection with the Transactions will be borne by Stockholder on behalf of MDI, and all expenses incurred Buyer in connection with the Transactions will be borne by Buyer except that Buyer shall pay (i) $100,000 to Salomon Smith Barney and (ii) all filing fees payable with respect to filings required by the HSR Act.

     VIII.8 HEADINGS. The section and other headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of any provisions of this Agreement.

     VIII.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any telecopied counterpart of a manually executed original shall be deemed a manually executed original.

     VIII.10 LITIGATION: PREVAILING PARTY. In the event of any litigation with regard to this Agreement, the prevailing party with respect to a claim shall be entitled to receive from the non-prevailing party with respect to such claim and such non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for such prevailing party.

     VIII.11 INJUNCTIVE RELIEF. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

     VIII.12 GOVERNING LAW. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Delaware, without reference to the choice of law principles thereof.

     VIII.13   JURISDICTION AND VENUE.  This Agreement shall be subject to the
exclusive jurisdiction of the courts of the State of Florida.   The parties to
this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Florida by virtue of a failure to perform an act required to be performed in the State of Florida and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Florida for the purpose of resolving any disputes among the parties relating to this Agreement or the Transactions. The parties irrevocablv waive, to the fullest extent permitted by, law, any objection which they made now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Florida has been brought in an inconvenient forum.

     VIII.14 OBLIGATIONS OF MDI. Notwithstanding any provision to the contrary set forth herein, after the Closing Date, Stockholder: (a) shall be solely responsible for all representations, warranties, covenants and agreements of MDI set forth herein, as if Stockholder (and not MDI) had made such representations, warranties, covenants and agreements, and Stockholder shall cause MDI not to breach any such representation or warranty or violate any such covenant or agreement; and (b) irrevocably waives any right that it may have to seek indernnity or contribution or any similar remedy from MDI with respect to any such matter.

     VIII.15 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     VIII.16   INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES.
All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of a representation and warranty hereunder.

     VIII.17 INTERPRETATION; CONSTRUCTION. The term "Agreement" means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term "including" means "including, without limitation," the words "herein," "hereof," "hereunder," "hereby," "hereto," "hereinafter," and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular Article, Section, subsection, paragraph, subparagraph or clause contained in this Agreement. All reference to Articles, Sections, Subsections, clauses, paragraphs, Schedules and Exhibits mean such provisions of this Agreement and the Schedules and Exhibits attached to this Agreement, except where otherwise stated. The title of and the Article, Section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement; the use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require; where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP.

     VIII.18 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH.


                           [SIGNATURES BEGIN ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                              ALLIANCE IMAGING, INC.


                              By:  /s/ Richard N. Zehner
                                  --------------------------------------------
                              Name:     Richard N. Zehner
                                    ------------------------------------------
                              Title:    President & Chief Executive Officer
                                    ------------------------------------------


                              US  DIAGNOSTIC INC.


                              By:  /s/ Joseph A. Paul
                                  --------------------------------------------
                              Name:     Joseph A. Paul
                                    ------------------------------------------
                              Title:    President
                                    ------------------------------------------


                              MEDICAL DIAGNOSTICS, INC.



                              By:  /s/ Joseph A. Paul
                                  --------------------------------------------
                              Name:     Joseph A. Paul
                                    ------------------------------------------
                              Title:    President
                                    ------------------------------------------